UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

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Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503

Notice of Annual Meeting of Stockholders
to be Held June 12, 2009

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc., to be held at our corporate headquarters at 600 Telephone Avenue, 4th floor, Anchorage, Alaska 99503, on Friday, June 12, 2009 at 9:00 a.m. Alaska time, for the following purposes:
1.	To elect eight directors for one-year terms expiring at the 2010 Annual Meeting;

2.	To approve an amendment to our 1999 Stock Incentive Plan extending the term of the plan to December 31, 2012, making adjustments to the language of the Plan, and allocating an additional 3,500,000 shares to the plan;

3.	To approve an amendment to our 1999 Employee Stock Purchase Plan to extend the term of the plan to December 31, 2012 and reduce the shares allocated under the plan by 500,000;

4.	To approve an amendment to our 1999 Non-Employee Directors Stock Compensation Plan to extend the term of the plan to December 31, 2012 and increase the shares allocated under the plan by 150,000;

5.	To ratify the appointment of KPMG LLP as the company’s independent auditors for the year ending December 31, 2009; and

6.	To transact any other business that may properly come before the annual meeting or any adjournment thereof.
     These matters are described in more detail in the accompanying proxy statement. In addition, financial and other information about Alaska Communications Systems Group, Inc. is contained in the accompanying Annual Report on Form 10-K for the year ended December 31, 2008. We encourage you to read the proxy statement and the other information carefully.
     Only stockholders of record at the close of business on April 21, 2009 will be entitled to vote at the annual meeting including any adjournment or adjourned meeting held thereafter. During the ten days prior to the annual meeting, a list of such stockholders will be available for inspection at the executive offices at the address set forth above.
     Whether or not you plan to attend the meeting, please promptly complete and return the accompanying proxy (or follow the instructions set forth in the accompanying proxy to vote by telephone or the Internet). Returning your proxy as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 12, 2009:
The 2008 Annual Report and Proxy Statement of Alaska Communications Systems Group, Inc. are
available at www.proxydocs.com/alsk or via our investor relations website at www.alsk.com.
By order of the Board of Directors,
Leonard Steinberg
Vice President, General Counsel and
Corporate Secretary
Anchorage, Alaska
April 30, 2009
Please mark, sign and date the accompanying proxy and return it promptly.
The proxy is revocable at any time prior to its use.

PROXY STATEMENT
Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503

Annual Meeting of Stockholders
to be Held June 12, 2009

Information about the Annual Meeting of Stockholders
Date, Time and Place of Meeting
     The annual meeting will be held on Friday, June 12, 2009 beginning at 9:00 a.m. local time in the 4th floor conference room of our executive offices located at 600 Telephone Avenue, Anchorage, Alaska 99503.
Proposals to Be Considered
     At the annual meeting, you will be asked to vote on the following proposals:
1.	To elect eight directors for one-year terms expiring at the 2010 Annual Meeting;

2.	To approve an amendment to our 1999 Stock Incentive Plan extending the term of the plan to December 31, 2012, allocating an additional 3,500,000 shares to the plan, among other changes;

3.	To approve an amendment to our 1999 Employee Stock Purchase Plan to extend the term of the plan to December 31, 2012 and reduce the shares allocated under the plan by 500,000;

4.	To approve an amendment to our 1999 Non-Employee Directors Stock Compensation Plan to extend the term of the plan to December 31, 2012 and increase the shares allocated under the plan by 150,000;

5.	To ratify the appointment of KPMG LLP as the company’s independent auditors for the year ending December 31, 2009; and

6.	To transact any other business that may properly come before the annual meeting or any adjournment thereof.
About this Proxy Statement
     Our Board of Directors has made this proxy statement available to you to solicit your vote at the annual meeting including any adjournment or adjourned meeting held thereafter. This proxy statement contains summarized information required to be provided to stockholders under rules promulgated by the Securities and Exchange Commission and is designed to assist stockholders in voting their shares. On or about April 30, 2009, we will begin mailing a notice of Internet availability of proxy materials, or the proxy materials, to all stockholders of record at the close of business on April 21, 2009 (the “Record Date”).
Voting
     Only stockholders of record as of the close of business on the Record Date will be entitled to vote their shares at the annual meeting or any adjournment thereof. Each share is entitled to one vote at the meeting. At the close of business on the Record Date, there were 44,177,898 outstanding shares of our common stock, par value $0.01 per share.
By proxy
     If you received a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your notice. You may also request a free paper copy of the proxy materials by visiting the Internet site address listed on your notice, by calling the listed telephone number, or by sending an e-mail to the e-mail address listed on your notice.
          If you received a paper copy of the proxy materials by mail, please sign, date, and return the enclosed proxy card in the envelope provided.
          The individuals named in the proxy materials are your proxies. They will vote your shares as indicated. If you submit your proxy without indicating how you wish to vote, all of your shares will be voted:
•	FOR all of the nominees for director;

•	FOR the amendment to the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan;

•	FOR the amendment to the Alaska Communications Systems Group, Inc. 1999 Employee Stock Purchase Plan;

•	FOR the amendment to the 1999 Non-Employee Directors Plan;

•	FOR ratification of the appointment of KPMG as the company’s independent auditors for 2009; and

•	at the discretion of your proxies on any other matter that may be properly brought before the annual meeting.
     In person
          You may attend the annual meeting and vote in person. In order to vote in person, you must have been a stockholder of record as of the Record Date, or hold a valid “legal proxy” from your broker permitting you to vote at the meeting.
Revocation of Proxy
          You may revoke your proxy before it is voted at the meeting by:
•	filing a written notice of revocation dated after the proxy date with Alaska Communications Systems Group, Inc.;

•	submitting to Alaska Communications Systems Group, Inc. a duly executed proxy for the same shares of common stock bearing a later date than the original proxy; or

•	attending the annual meeting and voting in person at the meeting.
          Attendance at the meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard Steinberg, Vice President, General Counsel and Corporate Secretary, 600 Telephone Avenue MS65, Anchorage, Alaska 99503.
          Heidi L. Thomerson, an employee of the company designated by the Secretary, will act as Inspector of Elections, and Mediant Communications, LLC will act as tabulator of the votes for bank, broker and other stockholder of record proxies.
Quorum
          Holders of a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors must be present at the meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chair of the Board of Directors or a majority in interest of the stockholders present and entitled to vote may adjourn the annual meeting.
          Shares present either by proxy or in person that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.
Votes Necessary for Approval of Proposals

Proposal 1:	Election of Directors — The eight persons nominated for director receiving the most votes will be elected. Broker non-votes and abstentions will not affect the election of directors except to the extent that failure to vote for an individual results in another individual receiving a larger proportion of votes.

Proposal 2:	Approval of the amendment to the Alaska Communications Systems Group, Inc 1999 Stock Incentive Plan — must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Broker non-votes and abstentions will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes for or against this proposal.

Proposal 3:	Approval of the amendment to the Alaska Communications Systems Group, Inc 1999 Employee Stock Purchase Plan — must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Broker non-votes and abstentions will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes for or against this proposal.

Proposal 4:	Approval of the amendment to the Alaska Communications Systems Group, Inc 1999 Non-Employee Directors Stock Compensation Plan — must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Broker non-votes and abstentions will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes for or against this proposal.

Proposal 5:	Ratification of Independent Auditors — The ratification of KPMG LLP as our independent auditors for the year ending December 31, 2009 must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Broker non-votes and abstentions will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes for or against this proposal.
Costs of Proxies
          In addition to mailing a Notice of Internet Availability of Proxy Materials or this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We will reimburse brokers, banks and other nominees who hold stock for other beneficial owners for their expenses related to forwarding these proxy materials to those beneficial owners. We will bear the entire cost of the solicitation.
Information You Should Rely Upon When Casting Your Vote
          You should rely only on the information contained in this proxy statement or incorporated by reference when voting on these matters. We have not authorized anyone to give any information or to make any representation in connection with this proxy solicitation other than the information and representations contained in or incorporated by reference in this proxy statement. You should not infer under any circumstances that because of the delivery of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date of this proxy statement. This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make such a solicitation.

Security Ownership of Certain Beneficial Owners
          The following table provides information about beneficial owners of more than five percent (5%) of the company’s common stock outstanding as of April 1, 2009.

	Amount and nature of		Percent of
	beneficial ownership		class
Invesco, Ltd. 1555 Peachtree Street NE Atlanta, GA 30309	2,611,785	(1)	6.00
Barclays Global Investors (Deutschland) AG Apianstrasse 6 Unterfohring, Germany	2,733,506	(2)	6.27
Tocqueville Asset Management, L.P. 40 West 57th Street, 19th Floor New York, New York 10019	2,778,400	(3)	6.37
Prudential Financial, Inc. 751 Broad Street Newark, New Jersey 07102	4,156,915	(4)	9.50
Jennison Associates LLC 466 Lexington Avenue New York, New York 10017	4,154,900	(5)	9.52
Steinberg Asset Management, LLC 12 East 49th Street, Suite 1202 New York, NY 10017	4,556,500	(6)	10.46

(1)	Based solely on a Schedule 13G filed with the SEC on February 12, 2009 by Invesco Ltd. The shares reported on Schedule 13G are beneficially owned by the following direct or indirect subsidiaries of Invesco Ltd: Invesco Aim Advisors, Inc., Invesco Aim Capital Management, Inc., Invesco PowerShares Capital Management LLC and Invesco National Trust Company. Percentage of outstanding common stock is as reported on such Schedule 13G.

(2)	Based solely on a Schedule 13G filed with the SEC on February 05, 2009 by Barclays Global Investors (Deutschland) A.G. Members of the reporting group include: Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, and Barclays Global Investors Australia Limited. Percentage of outstanding common stock is as reported on such Schedule 13G.

(3)	Based solely on a Schedule 13D/A filed with the SEC on February 06, 2009 by Tocqueville Asset Management, L.P. Percentage of outstanding common stock is as reported on such Schedule 13D/A.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 06, 2009 by Prudential Financial, Inc. Prudential Financial, Inc. reported the combined holdings of the entities: Prudential Insurance Company of America, Prudential Investment Management, Inc., Jennison Associates LLC, Prudential Bache Asset Management, Inc., Prudential Investments LLC, Prudential Private Placement Investors, L.P., PRUCO Securities, LLC, Prudential Investment Management Services LLC, AST Investment Services, Inc., Prudential Annuities Distributors, Inc., Quantitative Management Associates LLC, Prudential International Investment Advisers, LLC, Global Portfolio Strategies, Inc., Prudential Bache Securities, LLC, and Prudential Bache Commodities, LLC. Percentage of outstanding common stock is as reported on such Schedule 13G/A.

(5)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2009 by Jennison Associates, LLC. Prudential Financial, Inc. (“Prudential”) indirectly owns one hundred percent (100%) of equity interests of Jennison. Percentage of outstanding common stock is as reported on such Schedule 13G/A.

(6)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2009 by Steinberg Asset Management, LLC. The shares reported on Schedule 13G are beneficially owned by the following direct or indirect subsidiaries of Steinberg Asset Management, LLC: Michael A. Steinberg; and Michael A. Steinberg & Company, Inc. In addition the securities reported as beneficially owned by Michael A. Steinberg include securities held by Mr. Steinberg’s wife and children as well as securities held in trust for Mr. Steinberg’s children of which Mr. Steinberg is trustee. Percentage of outstanding common stock is as reported on such Schedule 13G/A.

Security Ownership of Management
     The following table sets forth the number of shares of the company’s common stock beneficially owned as of April 1, 2009 by:
•	each director nominee;

•	each executive officer named in the Summary Compensation Table; and

•	all of the directors and executive officers as a group.
     Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

			Other	Acquirable
	Name of beneficial		beneficial	within 60		Percent of
	owner	Shares owned	ownership	days	Total	class
Directors:
	Liane Pelletier	391,662	—	700,000	1,091,662	2.47%
	Brian Rogers	8,988	—	26,993	35,981	*
	John M. Egan	58,360	—	3,913	62,273	*
	Gary R. Donahee	8,842	—	6,841	15,683	*
	Edward J. Hayes, Jr.	8,852	—	—	8,852	*
	Annette Jacobs	10,047	—	—	10,047	*
	David Southwell	10,098	—	—	10,098	*
	Peter D. Ley	22,713	—	—	22,713	*
Officers:
	David Wilson	115,951	—	191,666	307,617	*
	Anand Vadapalli	38,933	—	91,666	130,599	*
	Sheldon Fisher	60,170	—	80,000	140,170	*
	Leonard Steinberg	81,087	—	5,000	86,087	*

	Total directors & executive officers as a group (13 persons)	817,790	—	1,106,079	1,923,869	4.35%

*	The percentage of shares beneficially owned does not exceed one percent (1%) of the class. Percentage of class is based on the number of shares outstanding as of April 1, 2009.
Proposal 1: Election of Directors
     Eight directors will be elected at the 2009 annual meeting to serve until the annual meeting of stockholders in 2010. The nominees for director are: Liane Pelletier, Brian Rogers, John M. Egan, Gary R. Donahee, Edward J. Hayes, Jr., Annette Jacobs, David Southwell, and Peter D. Ley. Each of the nominees is an incumbent director. The table below contains certain biographical information about each of the director nominees and the executive officers of the company. The nominated directors have consented to serve if elected, but should any nominee be unavailable to serve at the time of the annual meeting, each stockholder’s proxy will vote for the substitute nominee recommended by the Board of Directors.
     Vote Required. The eight persons nominated for director receiving the most votes will be elected.
     The Board of Directors recommends that you vote FOR each of the persons nominated for director in Proposal 1.

Nominees for Director
     The table below sets forth certain information as of April 1, 2009 about those persons who have been nominated to serve as directors until the annual meeting of stockholders in 2009.

			Director
Name	Age	Position	Since
Liane Pelletier	51	Chair, Chief Executive Officer and President	2003
Brian Rogers	58	Director	2001
John M. Egan	61	Director	2003
Gary R. Donahee	62	Director	2005
Edward J. Hayes, Jr.	53	Director	2006
Annette Jacobs	51	Lead Independent Director	2006
David Southwell	61	Director	2006
Peter Ley	49	Director	2008
Directors and Business Experience of Directors
Liane Pelletier, a director since October 2003 and board chair since January 2004, has served as our Chief Executive Officer (“CEO”) and president since October 2003. Since joining us she has rebuilt the executive lead team, and implemented a new business strategy, operating model and an organization structure to reflect the Company’s strategy, as well as overhauled the Company’s image with investors, customers, employees and the community. Key tenets of the ACS operating model and culture are customer centricity, performance management and continuous process improvement. Under her leadership, the company designed and constructed Alaska’s first statewide 3G CDMA wireless network and marketed mobile voice and data services that contributed to sector leading growth. ACS also introduced innovative wireless-wireline services that are industry-firsts, nationwide. Also under her leadership, the company built a diverse submarine fiber optic cable to travel to the Lower-48 and purchased one of the three existing cables so that ACS now owns and operates two cables, one of two carriers in the state with this infrastructure. These submarine assets complement the unique ACS in-state assets of Metro Ethernet, MPLS and fiber rings — all positioning ACS as a leader in end to end data networking capabilities for Enterprise customers. Prior to ACS, Ms. Pelletier’s career included 17 years at Sprint as a member of the Executive Management Committee. Ms. Pelletier earned her M.S. in Management at the Sloan School of Business at the Massachusetts Institute of Technology and a B.A. in Economics, magna cum laude, from Wellesley College. She currently serves as a Trustee on the Board of Alaska Pacific University.
Brian Rogers, a director since February 2001, is currently Interim Chancellor at the University of Alaska Fairbanks, where he has served since July 2008. He was previously Principal Consultant and Chief Financial Officer (“CFO”) for Information Insights, Inc., a management and public policy consulting firm. Mr. Rogers served as Vice President of Finance for the University of Alaska Statewide System from 1988 to 1995. Mr. Rogers is a former state legislator who served in the Alaska State House of Representatives from 1979 to 1982. He chaired the State of Alaska Long-Range Planning Commission during 1995 and 1996, and from 1999 through 2007 as a Regent of the University of Alaska, served as the Board Chair and a member of all committees, including the University’s Finance and Audit Committee. He holds a Masters in Public Administration degree from the Kennedy School of Government, Harvard University, Massachusetts.
John M. Egan, a director since November 2003, is the retired founder and chairman and CEO of ARRIS Group (Nasdaq: ARRS). ARRIS is a global communications technology company specializing in the design and engineering of broadband local access networks and a leading developer and supplier of optical transmission, cable telephony and internet access for cable systems operators. Mr. Egan joined ARRIS in 1973 and was Chairman of its Board of Directors from 1997 to May 2002. Mr. Egan was President of ARRIS from 1980 to 1997 and CEO of ARRIS and its predecessors from 1980 through 1999. On January 1, 2000, Mr. Egan stepped down from his role as CEO of ARRIS. He remained a full-time employee until his retirement in May 2002. Mr. Egan has served on the Board of Directors of the National Cable Television Association, or NCTA, for 20 years, and has been actively involved in the Walter Kaitz Foundation, an association seeking to help the cable industry diversify its management workforce to include minorities, as well as the Society of Cable Television Engineers and Cable Labs, Inc. Mr. Egan currently serves on the advisory board of KB Partners, a Chicago-based venture capital firm and on several boards in the technology start-up sector. Mr. Egan holds a B.S. in Economics from Boston College, Massachusetts.
Gary R. Donahee, a director since February 2005, has over 30 years telecommunications industry experience and spent 16 years, before retiring in 2003, in senior management positions around the world at Nortel Networks (NYSE: NT), most recently as Executive Vice President and President of the Americas from 1999 to 2003. He served as Senior Vice President and President, Carrier Networks for Nortel for Europe, the Middle East and Africa and in a similar capacity for the Caribbean and Latin America region. Mr. Donahee also served as Senior Vice President, Corporate Human Resources for Nortel from 1989 to 1993 and was responsible for 60,000 employees in 42 countries. In addition to Nortel Networks, he held senior executive positions in human resources at Northern Telecom and Bell-Northern Research Corporation. He presently serves on the boards of Voice Mobility International (Toronto: VMY.TO), Voice Age Networks and Epygi in addition to an advisory board capacity with Anyware Group and Axiowave Networks Inc. Mr. Donahee holds a Bachelor of Education degree from the University of New Brunswick, Canada.
Edward (Ned) J. Hayes, Jr., a director since February 2006, is CFO of Pillar Data Systems. Pillar’s mission is to design and build the most cost-effective, highly available networked storage solutions in the market. Prior to joining Pillar, Mr. Hayes served as Executive Vice President and CFO of Quantum Corporation (NYSE: QTM), a global leader in data back-up, recovery and archive storage. He joined Quantum in July 2004, after serving as President and CEO of DirecTV Broadband, Inc. Prior to DirecTV Broadband, Mr. Hayes served as Executive Vice President and CFO at Telocity, Inc., and Financial Vice President and CFO in two of Lucent Technologies’ divisions, including the $20 billion Global Service Provider Business. He has also held senior financial management positions at other multinational companies such as Unisys Corporation (NYSE: UIS), Asea Brown Boveri (ABB), and Credit Suisse First Boston. He has previously served as an independent director and Chair of the Audit Committee of New Wave Research, Inc. and as an independent director of and Chair of the Audit Committee of NPTest, Inc. Mr. Hayes currently serves on the board of Super Micro Computer, Inc. (NASD: SMCI) as an independent director and Chair of the Audit Committee. Mr. Hayes conducted his graduate studies in Accounting and Finance at New York University’s Stern Graduate School of Business and received his undergraduate degree from Colgate University in New York.
Annette Jacobs, a director since July 2006 and Lead Independent Director since March 2007, is the President and CEO of Door to Door Storage and Moving. Previously, she served as the Chair and CEO of SafeHarbor Technology Corporation. In addition, Ms. Jacobs has 25 years experience in the telecommunications and wireless industries and held executive leadership positions at Qwest Communications, Inc. (NYSE: Q) including Executive Vice President — President, Consumer Markets and Executive Vice President — President, Wireless Markets. Ms. Jacobs has also served as Verizon Wireless (NYSE: VZ) President, Great Lakes Area and has held executive leadership positions, across the U.S., with GTE Wireless and Contel Cellular. Ms. Jacobs currently serves on the board executive committees for the National Association of Corporate Directors-Northwest (NACD) and the Seattle Humane Society. She is an adjunct professor for Seattle University and is a member of the Dean’s Executive Advisory Board for the Albers School of Business and Economics. Ms. Jacobs holds a Bachelor’s degree in Business Management, Cum Laude, from Jacksonville University in Jacksonville, Florida.
David Southwell, a director since July 2006, has over 35 years of telecommunications experience. Mr. Southwell has been a consultant in the telecommunications industry since retiring from Bell Canada at the end of 2004, where he had been Group President-Operations since 2003. From 2000 to 2003, Mr. Southwell was President-Network Operations and from 1998-2000 was Executive Vice President and Chief Technology Officer of BCE. In addition, Mr. Southwell currently serves on the Olympics Technology board and has previously served on numerous other boards, including six years with Expertech Network Installation, Inc., most recently as Chairman. Mr. Southwell holds a B.S. degree from Queen’s University in Ontario, Canada.
Peter D. Ley, a Director since August 2008, is the CFO of Connexion Technologies. Connexion is a leading builder and operator of residential fiber-optic video, voice, and data networks for gated communities and high-rise towers. Connexion is headquartered in Cary, N.C. and has operations across the United States. Mr. Ley has many years of finance and communications experience. Prior to joining Connexion in November 2007, Mr. Ley served for seven years as a managing director at Bank of America Securities, responsible for managing client relationships with the U.S. telecommunications industry. Prior to joining Bank of America, he served as CFO of Pennsylvania-based Commonwealth Telephone Enterprises Inc. Mr. Ley has also served as an investment banker at Dominick & Dominick, Furman Selz, Robert Fleming, Morgan Grenfell and Salomon Brothers. Ley holds an M.B.A. from Harvard University, Massachusetts and a B.A. from Dartmouth College, New Hampshire.
Executive Officers
The table below sets forth certain information as of April 1, 2009 about those persons currently serving as our executive officers. Biographical information on Liane Pelletier, our Chair, CEO and President, is included above in the section “Nominees for Directors.”

Name	Age	Title
David Wilson	41	Executive Vice President and Chief Financial Officer
Anand Vadapalli	43	Executive Vice President, Operations and Technology
Nathan E. Cagle	58	Vice President, Human Resources
Sheldon Fisher	46	Senior Vice President, Sales and Service
Leonard Steinberg	55	Vice President, General Counsel and Corporate Secretary
David Wilson has served as our Executive Vice President and CFO since January 2009, and previously was our Senior Vice President and CFO since March 1, 2004. Prior to joining us, Mr. Wilson was CFO of Triumph Communications, a subsidiary of Hughes Electronics from May 2003 through November 2003. Prior to this, Mr. Wilson was at DirecTV Broadband (formerly Telocity Inc.) where he was appointed CFO in April 2001, after serving as Vice President of Finance and Chief Accounting

Officer from February 2000. At Telocity, he helped lead the Company through its initial public offering and its eventual sale to Hughes Electronics. Mr. Wilson also worked in public accounting at PricewaterhouseCoopers in both international and domestic offices from 1990 to 2000 where he most recently managed a portfolio of high profile publicly traded network and communications audit clients in San Jose, California. Mr. Wilson is a Chartered Accountant, and holds a Bachelor of Commerce from the University of Birmingham, U.K.
Anand Vadapalli has served as our Executive Vice President, Operations and Technology, since December 2008, and previously was our Senior Vice President, Network & Information Technology since August 2006. Prior to joining us, Mr. Vadapalli had most recently served as Vice President of Information Technology at Valor Telecom since February 2004. Prior to Valor, from January 2003 to February 2004, he served as Executive Vice President and CIO at Network Telephone Corporation, and from January 1996 through January 2003 at various positions at Broadwing / Cincinnati Bell, most recently as Vice President, Information Technology. Mr. Vadapalli holds a B.E. in Mechanical Engineering from Osmania University in Hyderabad, India as well as a P.G.D.M. from the Indian Institute of Management in Calcutta, India.
Nathan Cagle joined ACS on July 9, 2008 and serves as Vice President of Human Resources and Chief Compliance Officer. Prior to joining ACS in 2008, Mr. Cagle had been a Human Resources consultant serving start-up and emerging businesses that require senior human resources services. Mr. Cagle was Managing Partner and President of SunRise Partners of Sea Bright, N.J. since 2003. Prior to that, he served as Vice President of Human Resources at NUI Corp. of Bedminster, N.J., a $1.25 billion diversified energy company. Mr. Cagle served as Senior Vice President, Human Resources for Fine Host Corp., and held senior-level positions in human resources for Barnes Group Inc., Kraft General Foods/Philip Morris, Lender’s Bagels Corp., and Frito Lay/PepsiCo. Mr. Cagle is a retired U.S. Naval Reserve Commander. He holds an M.A. in Labor and Industrial Relations from the University of Illinois, and a B.A. with honors from High Point College in North Carolina.
Sheldon Fisher has served as our Senior Vice President, Sales & Service since February 23, 2004. Prior to this appointment, Mr. Fisher served as Vice President, Wireless Broadband at Sprint Corporation where he was the general manager of Sprint’s wireless broadband business since April 2002, with broad operational and product development responsibilities. Mr. Fisher started with Sprint Corporation in January 1999 as Senior Attorney, Mergers and Acquisitions. In September 1999, he became the Senior Director, Business Development. In September 2000, Mr. Fisher became Assistant Vice President, Architecture and Technology responsible for Sprint’s wireless broadband advanced technology group. In September 2001, Mr. Fisher became Assistant Vice President, Network Operations and Technology responsible for management of Sprint’s wireless broadband network operations. Prior to joining Sprint, Mr. Fisher worked for Hughes Electronics from 1995 to 1999 and was an attorney for Latham & Watkins from 1990 to 1994. He earned a J.D. from Yale Law School in Connecticut and a B.A. in Economics from Brigham Young University in Utah.
Leonard Steinberg has served as our Vice President, General Counsel and Corporate Secretary since January 2001 after joining us as a senior attorney in June 2000. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative law to represent telecommunications and energy clients of Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a partner in the firm of Hosie, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996 to 1998 and in the firm’s San Francisco office from 1988 to 1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds J.D. from the University of California’s Hastings College of Law, a Masters in Public Administration degree from Harvard University’s Kennedy School of Government, an M.B.A. from University of California Berkeley’s Haas School of Business, and a B.A. from the University of California at Santa Cruz.
Certain Relationships and Related Transactions
     Through our Audit Committee, we require review, approval or ratification of covered related person transactions. We may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction and if the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the stockholders.
     We define a “related party transaction” as one in which we participate and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $100,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:
•	any director or executive officer;

•	any nominee for election as a director;

•	any security holder who is known by us to own of record or beneficially more than five percent (5%) of any class of our securities; or

•	any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.
     We do not deem a material interest to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a ten percent (10%) economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.
     A transaction is deemed to involve us if it involves one of our vendors or partners or any of our subsidiaries and relates to the business relationship between us and that vendor or partner.
     There have been no related party transactions since the beginning of the 2008 fiscal year nor are there any such transactions proposed.
Section 16(a) Beneficial Ownership Reporting Compliance
     Federal securities laws require executive officers, directors, and owners of more than ten percent (10%) of our common stock to file reports (Forms 3, 4, and 5) with the SEC and any stock exchange or trading system on which our securities are listed. These reports relate to the number of shares of our common stock that each such person owns, and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2008.
Corporate Governance
     We maintain corporate governance policies and practices that reflect what the Board of Directors believes are “best practices,” as well as those with which we are required to comply under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq. Our Corporate Governance Guidelines may be viewed or downloaded from our investor relations website at www.alsk.com.
Board of Directors
     Currently, there are eight members on the Board of Directors, seven of whom are neither our officers nor our employees. The board may, at its discretion and within the bounds of the corporate by-laws, periodically increase or decrease the number of directors serving. Of the eight nominees for director to be voted on at the 2009 annual meeting, the board has determined that all are independent, with the exception of Ms. Pelletier. The directors are elected to serve one-year terms expiring at the next annual meeting. The Board of Directors met five times and the independent directors met separately five times in 2008. All directors are expected to attend each meeting of the board and the committees on which he or she serves.
     Directors are encouraged to attend our Annual Meetings of Stockholders. Six of the eight incumbent directors standing for reelection attended the 2007 Annual Meeting of Stockholders. Each director attended at least seventy-five percent (75%) of the meetings of the board and the committees on which he or she served that were held in 2008 while he or she was serving as director.
     Lead Independent Director
     Since March 2007, Ms. Jacobs has served as our Lead Independent Director. The Lead Independent Director presides at executive sessions of the board and serves as the liaison between the Chair and the independent directors. In addition, the Lead Independent Director’s responsibilities include: advising the Chair with respect to the schedule, agenda and information for board meetings; advising the Chair with respect to consultants who may report directly to the board; and being available, as appropriate, for communication with the company’s stockholders.
     Committees of the Board
     The board has established four standing committees: the Audit Committee, the Compensation and Personnel Committee, the Nominating and Corporate Governance Committee, and the Executive Committee. The principal functions of each committee are briefly described below.
     Audit Committee
     The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling the board’s oversight of the company’s accounting and system of internal controls, the quality and integrity of the company’s financial reports and the independence and performance of the company’s registered independent public accounting firm. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors and amended in June 2005.
     The Audit Committee currently consists of three directors, none of whom are employees of the company. One former director, Mr. Pichette, was a member of the Audit Committee until his resignation from the board on August 1, 2008.

The directors serving as committee members are Messrs. Hayes (Chair), Rogers, and Ley. The Audit Committee met nine times during 2008 and all of the members then serving attended at least seventy-five percent (75%). The Board of Directors has determined that all of the members of the committee are “independent” within the meaning of applicable Nasdaq Marketplace Rules. Our board has also determined that Messrs. Hayes and Ley are “audit committee financial experts” as that term is defined under the Securities Exchange Act of 1934.
     The charter of the Audit Committee is available on our investor website at www.alsk.com. The Report of the Audit Committee is included in this proxy statement.
     Compensation and Personnel Committee
     The purpose of the Compensation and Personnel Committee is to discharge the board’s responsibilities relating to company compensation plans, policies and procedures including: (i) evaluation of director and executive officer compensation and performance; (ii) approval of equity and cash incentive programs for all employees of the company; (iii) oversight of succession planning for directors, executive officers and other management, as appropriate; and (iv) production of an annual executive compensation report to be included in the company’s proxy statement.
     The members of the Compensation and Personnel Committee currently are Messrs. Donahee (Chair), Rogers, and Egan. During 2008, the Compensation and Personnel Committee of the Board of Directors held eleven meetings and all members attended at least seventy-five percent (75%) of the meetings. The board has determined that Messrs. Donahee, Rogers, and Egan are “independent” within the meaning of the applicable Nasdaq Marketplace Rules. The Compensation and Personnel Committee operates under a charter which the Board of Directors approved in June 2005.
     The charter of the Compensation and Personnel Committee is available on our investor website at www.alsk.com. The report of the Compensation and Personnel Committee is included in this proxy statement.
     Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee assists the board in discharging its duties for screening and proposing candidates to serve on the board and all matters of corporate governance.
     For director nominations, the committee does not require director candidates to meet any particular set of minimum qualifications. The committee reviews the suitability of each candidate in light of the company’s needs for independence, expertise, experience, commitment, community ties, and other appropriate attributes. Some of the factors used in evaluating candidates include: character and integrity; business judgment; management experience; knowledge of particular areas such as technology, finance, or marketing; strategic vision; and ties to the company’s various constituencies such as employees, customers, and vendors.
     Our stockholders may nominate candidates for director positions by submitting the candidate’s name and qualifications to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The committee applies the same criteria to its evaluation of stockholder-recommended candidates as it applies to other candidates. The committee has no obligation to actually nominate stockholder-recommended candidates for election as a director.
     The committee is comprised of Ms. Jacobs (Chair) and Messrs. Egan and Southwell. The board has determined that each current member of the committee is “independent” within the meaning of the applicable Nasdaq Marketplace Rules and the nominations of directors are in full compliance with those rules. The committee held four meetings during 2008 and all members attended at least seventy-five percent (75%) of the meetings.
     The charter of the Nominating and Corporate Governance Committee is available on our investor website at www.alsk.com.
     Executive Committee
     The Executive Committee has been delegated the authority by the Board of Directors to exercise the powers of the Board of Directors, between meetings of the full Board of Directors. The Executive Committee currently consists of four directors: Liane Pelletier (Chair), Annette Jacobs, Ned Hayes, and Gary Donahee. Mr. Pichette also served on the Executive Committee until his resignation on August 1, 2008. The Executive Committee held three meetings in 2008 and all members attended at least seventy-five percent (75%) of the meetings held during their term as a director.
Director Nomination Process
     The Nominating and Corporate Governance Committee assesses all director candidates, whether submitted by management or a stockholder, and recommends nominees for election to the board. Recommendations for election are based upon the factors described above under the heading “Committees of the Board—Nominating and Corporate Governance Committee.”

     Each year, the Nominating and Corporate Governance Committee reviews all eligible director candidates, including incumbents. The committee then decides, based upon the pool of eligible candidates and the number of vacancies to be filled, whom to recommend to the board to be nominated for election that year. The full board reviews the committee’s recommendations and approves the individuals to stand for election. This is the process that was used to identify and evaluate the current nominees standing for election that appear in this proxy statement.
     The Nominating and Corporate Governance Committee welcomes stockholder recommendations of director candidates. Stockholders may suggest candidates for the consideration by the committee by submitting their suggestions in writing to the company’s Secretary, including the agreement of the nominee to serve as a director. In addition, the company’s By-Laws contain a procedure for the direct nomination of director candidates by stockholders, and any such nomination will also be automatically submitted to the Nominating and Corporate Governance Committee for consideration.
Board Self-Evaluation
     The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each committee of the board, other than the Executive Committee, conducts a similar self-evaluation with respect to such committee.
Code of Ethics
     In order to help assure we practice the highest levels of business ethics, we have adopted a Code of Ethics, which is posted on our investor website at www.alsk.com. We post amendments to or waivers from the provisions applicable to senior executives on our website. A copy of our Code of Ethics is also available upon request to our Secretary.
Communicating with the Board of Directors
     Stockholders may communicate with any or all of the company’s directors via U. S. mail addressed to one or more directors, the board, or any committee of the board c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.
Executive Compensation
Compensation Discussion and Analysis
     The compensation discussion and analysis (“CD&A”) in this section provides information regarding the 2008 compensation programs in place for the executive officers named in the “Summary Compensation Table” presented below. We refer to these officers as our “named executive officers.”
     In this CD&A, we have included certain information that is “forward-looking” that does not reflect past results or historical facts. This information is based on our current knowledge and assumptions. Please be aware that actual results, including compensation plans and arrangements that may be used in the future, may vary from those we currently use or expect to use in the future.
     Messrs. Donahee (chair), Egan, and Rogers served on the Compensation and Personnel Committee (the “Committee”) during all of 2008. Each of the members of the Committee is “independent” as defined by applicable Nasdaq Marketplace Rules.
Overview
     We believe that our long-term success depends in a large measure on the talents of our employees. The discussion and analysis that follows sets forth the Committee’s methodology through which it makes compensation determinations. The Committee seeks to confer value on our executives through carefully crafted compensation programs designed to both align executive focus with that of our stockholders and reward executives that further our corporate strategy.
     Our compensation programs reflect our philosophies:
•	Pay for performance with due caution not to encourage executives to engage in unnecessary risks;

•	Alignment of interests of our employees and our stockholders; and

•	Attracting skilled prospects to and retaining top talent in our remote location by offering attractive compensation packages.
     Please see “Goals of our Executive Compensation Programs” below for a more detailed description of these goals.
     Our compensation objectives are implemented through the following programs:
•	Competitive total target cash compensation, fifty percent (50%) of which is “at-risk”; and

•	Performance-based equity compensation that also includes retention elements.
     Please see “Components Comprising Total Executive Compensation” below for additional information about these programs.
Performance Targets
     Beginning in 2005, the Committee has based annual performance targets on achievement of a specified annual EBITDA less maintenance capital expenditures metric. We define EBITDA as earnings before interest, tax, depreciation, amortization and stock-based compensation expense. EBITDA is not a GAAP measure, and our measurement of EBITDA may differ from other companies. In addition our measurement of maintenance capital expenditures depends often on our judgment as to the character of expenditures being made. Because the determination of EBITDA less maintenance capital expenditures, when used to determine management’s performance (the “Company Performance Target”) is subject to significant judgment, the Committee must approve the formulation through which we arrive at its value for any period that affects compensation. In addition, the Committee may make adjustments to the Company Performance Target to exclude extraordinary events that it deems unrelated to company or management performance.
     For 2009, the Committee has determined that target cash incentive awards will be paid (subject to adjustment for individual performance factors) and vesting of restricted stock awards subject to 2009 company performance targets would accelerate if we achieve the “2009 Company Performance Targets” described below under the heading “—2009 Outlook”
2008 Results
     Our 2008 business results, along with consideration of our strategies and challenges ahead, served as a starting point for how the Committee ultimately decided to compensate our CEO, CFO and NEOs. Our executive team delivered positive results in 2008 in spite of many challenges in negotiating and completing critical, large-scale projects in line with our budgets and doing so in difficult economic and competitive conditions. As in prior years, the executive team focused on the company’s ability to grow distributable cash generated by the business over the long term. In 2008, it focused heavily on development in our highest growth areas while maintaining disciplined resource allocation and strict cost containment practices consistent with this focus. During 2008, our wireless and enterprise lines of business generated the largest growth in distributable cash generated of all our core businesses. We returned an aggregate of $37.3 million to stockholders via cash dividend payments.
     The Committee believes our executive team has worked to continue our growth by addressing timely changes in the telecommunications industry. For example, our executive team led the construction of our Alaska-Oregon Network (“AKORN”) fiber facility in 2007 and 2008, which will connect our Alaskan network to the Lower 48 using a newly constructed, high-speed fiber optic cable. We also completed acquisition of Crest Communications Corporation during 2008.
     Summarized below are some additional key quantitative factors considered by the Committee:
▪	We reported an EBITDA for 2008, exclusive of $3.5 million in start-up costs for our long haul fiber investments, of $132.2 million, for the twelve-months ended December 31, 2008.

▪	Our maintenance capital expenditures during 2008 were $40.3 million, which was well within our budget.

▪	We raised incremental debt at favorable prices, and covered the increase in debt service obligations with adequate incremental cash from operations.
     The compensation of our named executive officers was consistent with these results. The Committee is required to certify whether its pre-established performance targets for 2008 were met. In March 2009, the Committee determined that we achieved results that were 100.8% of target.
     Based on the foregoing, in March 2009, the Committee declared cash incentive awards based on 2008 company performance. Actual payments to named executive officers were further adjusted for individual performance factors.
     The performance targets for acceleration of annual restricted stock and long-term restricted stock were also exceeded, resulting in accelerated vesting of restricted stock awards that were subject to 2008 and prior years’ performance targets.
2009 Outlook
     In determining the 2009 Company Performance Targets, the Committee considered the strategic goals of the company to be achieved in 2009, including expected capital expenditures to be made in furtherance of those goals, general economic conditions, Alaskan economic conditions, the competitiveness of our executive compensation within the industry, increased competition in both of our wireline and wireless segments, and the anticipated value of the services to be provided by the participants. In addition, the Committee noted that the directional EBITDA guidance provided to investors reflected an increase in 2009. Based on this understanding, the Committee determined that the following goals applied to Ms. Pelletier and Messrs. Vadapalli and Wilson:
•	The company must exit the year ending December 31, 2009 with a specified available liquidity, which the Committee believes we need to maintain our operating flexibility and growth objectives; and

•	The company must generate EBITDA for the year ending December 31, 2009 of at least $132.2 million.
          In determining applicability of the foregoing goals to named executive officers, the Committee considered each such officer’s ability to affect our performance against such goals. Based on those considerations the Committee determined only the penultimate, EBITDA based, goal set forth above applied to other named executive officers.
          The Committee believed, at the time the 2009 Company Performance Targets were set, such targets were attainable.
Evolution of our Executive Compensation Practices
          Prior to 2005, our practice was to split incentive-based compensation for senior management among stock options and cash compensation. Beginning in 2005, we began to rebalance the allocation of long-term incentive opportunities for our named executive officers, reflecting our evolving business circumstances. The equity-based portion of long-term incentive opportunities (i.e., stock options and restricted stock) from 2006 through the greater portion of 2008 was allocated principally to restricted stock awards. The purpose of this rebalancing was to phase in restricted stock as the principal vehicle for equity compensation while outstanding stock options vested. As a result, since 2004, we have not granted stock options to any named executive officer. Stock options granted to Ms. Pelletier in 2003 vested in full late in 2008, and stock options granted to Messrs. Wilson and Fisher vest in full early this year. Substantially all stock options previously granted to Mr. Steinberg have vested.
          In 2008, we allocated a substantial portion of our named executive officers’ total direct compensation to variable compensation that is at risk. The proportion of an executive’s direct compensation that is at risk is generally similar across all named executive officers.
          During 2008, the Committee granted targeted individual equity performance awards that will vest only upon achievement of specific highly-targeted milestones that the Committee believed were essential to long-term company success, particularly in our enterprise line of business. For further detail on these prospective awards, please see “Components Comprising Total Executive Compensation—Performance Share Awards” below. In March 2009, the Committee determined no grants of this type would be awarded in 2009.
          The Committee also began awarding stock-settled stock appreciation rights (“SSARs”) to our CEO, CFO and executive vice presidents as an incentive for our executives to enter into amended and restated employment contracts with our company. The Committee determined that these awards closely align the interests of these individuals with our total stockholder return (“TSR”), and, thus, the interests of our stockholders. We feel that SSARs give our executive vice presidents a strong incentive to deliver growth and remain with us.
          The overall mix of compensation elements may be further adjusted in the future if the Committee determines that a more tailored approach is needed to address the specific circumstances of an executive or a change in our strategic focus.
Goals of our Executive Compensation Programs
•	Motivate executives to pursue growth of cash generated by our core businesses. Payouts are generally determined based on sustained growth of cash provided by our core business operations that can be attributed directly to management efforts. We believe this approach to compensation directs executives toward achieving long-term profitable growth, disciplined capital allocation, and value delivery to our stockholders.

•	Assure all opportunities for long-term growth are pursued. While company performance targets have, since 2005, been based principally on growth of cash provided by our core business operations, we believe heavy investment directed at long-term growth may, in some cases, affect short-term results. Thus, we seek to set complementary goals that take into account these factors, and in doing so, the Committee sets additional goals that it believes will result in long-term growth in stockholder value and provide compensation requisite to motivate achievement.

•	Differentiate awards based on performance. Incentive-based awards depend heavily on company performance, as described in greater detail below. In addition, individual cash and equity awards also reflect performance against goals tailored to each executive’s roles and responsibilities. Awards may also reflect an executive’s sustained level of performance over time and future potential, as well as retention considerations.

•	Compete for, and retain, top talent. Our restricted stock awards generally accelerate upon satisfactory company performance; however, notwithstanding company performance, restricted stock awards vest after five years. We believe this promotes retention of key talent. The addition of SSARs that vest ratably over the term of the executive’s employment contract promotes retention of executive talent while aligning the executive’s interests with those of our stockholders.

•	Memorialize mutual responsibilities through employment agreements. We have entered into employment agreements with each of our named executive officers, most of which will not expire until 2011 or later. Most notably, Ms. Pelletier’s employment agreement has been amended and restated and does not expire until April 2011. The Committee believes that employment agreements on appropriate terms are necessary to retain and ensure the continued availability of named executive officers to develop and implement our strategic plans, including, for example developing our enterprise line of business and integration of our AKORN and Crest investments. Our employment agreements generally determine the annual base salaries and benefits for our named executive officers.
Our Process for Setting Compensation
          The Committee is responsible for reviewing and approving compensation for our senior management. The Committee considers the following list of quantitative and qualitative factors in total as part of the process in establishing appropriate compensation for our executive officers. Our approach to compensation is disciplined, but not entirely formulaic. The Committee relies on their own business judgment in applying these factors to an individual’s performance more than assigning a relative weight to each factor. Additional considerations and the role of other advisors are discussed in the paragraphs below.
Quantitative criteria
▪   Operating earnings
▪   Expense management
▪   Revenue growth
▪   Return on capital
▪   Investment for growth and business expansion
▪   Process improvement
▪   Capital and liquidity management
Qualitative criteria
▪    Quality of earnings
▪    Establishing, refining, and executing long-term strategic plans
▪    Achieving and maintaining leadership positions in strategic markets
▪    Attracting, developing and retaining highly effective leaders
▪    Thinking beyond the individual’s own business area
▪    Maintaining compliance and controls
▪    Protecting the integrity and reputation of the Company
▪    Supporting and strengthening the Company’s core values
          Role of management
          Although management provides recommendations and information to the Committee on the compensation of our executives, including peer group information, the Committee has the ultimate authority to approve or modify management’s recommended compensation packages. Management has a very limited role with respect to the compensation of the CEO, which is determined independently by the Committee, as discussed below. The CEO and the Committee jointly develop and recommend the compensation packages for other named executive officers.
          Role of our president and CEO
          Ms. Pelletier develops and makes recommendations regarding the compensation of the executive officers who report directly to her as well as makes recommendations as to their individual performance goals. In addition, the CEO, prior to each Committee meeting, prepares and reviews materials to be presented to the Committee in advance of the meeting (except for any materials relating to the CEO’s compensation).
          Role of the Committee’s compensation consultant
          Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) served in 2008 as the Committee’s independent compensation consultant. Other than its consulting services to the Committee, Watson Wyatt does not provide any services to us. The Committee has complete discretion to select, retain and dismiss the consultant. Specific matters on which the Watson Wyatt firm advised in 2008 included: reviewing compensation practices of our peer group companies and other similarly situated companies.

     In addition, the Committee reviews other survey data and similar information about compensation programs that it obtains from various sources.
     Based on its review with Watson Wyatt and other sources, the Committee determined the following companies to comprise a peer group from which it might compare our compensation practices. These peer group companies are:

▪ CenturyTel, Inc.
▪ Centennial Communications Corp.
▪ General Communication, Inc.
▪ Iowa Telecommunications Services,Inc.
▪ Otelco, Inc.
▪ Rural Cellular Corporation
▪ Shenandoah Telephone Company
▪ Surewest Communications
     When reviewing the compensation of the executives of the peer group, the Committee compared, among other metrics, results of operations, market overlap, market capitalization, revenues, EBITDA, and number of employees to our comparable metrics. In addition, the Committee also reviewed the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with the compensation of our executive officers with comparable duties and responsibilities. The purpose of reviewing such data regarding the peer group was for the Committee to determine whether the compensation paid to our executive officers was generally competitive with that paid by peer group companies to their executive officers. We strive to retain our key employees in a highly competitive industry. The Committee believes that our executive officers operate in a more geographically remote market and manage a more diverse telecommunications services portfolio than do the executives of many of our peer companies. As a result, the Committee believes that our named executive officers should generally be compensated at a level greater than the median of compensation paid by our peer group.
     Although the Committee believes that it is important to periodically review the compensation policies of our peer group, the Committee also believes that we must adopt a compensation policy that incorporates our own business objectives and culture. Therefore, while the Committee reviews these data, including the total and type of compensation paid to executive officers, pertaining to the peer group companies to ensure that compensation paid to our executive officers remains generally competitive; the Committee does not annually adjust the compensation paid to named executive officers based on the compensation policies of peer group companies.
CEO’s Compensation
     The Committee determines the CEO’s compensation package in consultation with our Lead Independent Director and other independent members of the board. The Committee has also received information from Watson Wyatt to consider when making its decisions and engaged independent legal counsel for the purpose of advising it during its negotiations with Ms. Pelletier for a new, multi-year employment agreement. During negotiations, the Committee retained sole authority to retain or terminate such counsel and approve its fees and other retention terms. Management does not provide input in the determination of the CEO’s compensation. Ms. Pelletier’s new employment agreement expires in April 2011.
Components Comprising Total Executive Compensation
     In analyzing compensation paid to named executive officers, the Committee considers total target cash compensation and equity compensation. Generally, aggregate target compensation of the CEO and the other executive officers are determined by the Committee based on a variety of factors including: nature and responsibility of the position, expertise of the individual executive, competitiveness of the market for the executive’s services, executive’s potential for driving the company’s success in the future, peer data, performance reviews and recommendations of the CEO (except in the case of her own compensation), and other judgmental factors deemed relevant by the Committee such as data provided by a compensation consultant.
     Cash Compensation
     In determining cash compensation paid to named executive officers, the Committee first determines the “total target cash compensation” that would be required to attract and retain such qualified executives. Total target cash compensation, as defined by the Committee, combines an employee’s base salary with annual target cash incentive awards. The Committee believes that total target cash compensation should be allocated such that named executive officers hold a significant “at risk” portion of cash compensation. The Committee has thus determined that base salary and target annual cash incentive amounts should each generally comprise fifty percent (50%) of an executive’s total target cash compensation.
     Base salaries
     Our named executive officers’ respective employment agreements provide for annual base salaries as described elsewhere in this CD&A under “Summary Compensation Table” set forth below. These agreements generally forbid reduction of base salary. In considering increases to base salary levels, we take into account individual performance and competitive considerations (including local market conditions).

     In 2008, the Committee increased Mr. Vadapalli’s base salary (and, thus, total target cash compensation) by approximately ten percent (10%), as part of executing a new employment agreement with Mr. Vadapalli. The increase was based primarily on Mr. Vadapalli’s performance since his hire in 2006 and additional responsibilities undertaken. In January 2009, the Committee negotiated a new employment agreement with Mr. Wilson that provides for a similar increase in his base salary and total target cash compensation. The increase in Mr. Wilson’s compensation package reflects his strong performance and additional responsibilities that he has assumed.
     Annual cash incentive awards
     Annual cash incentive awards represent the performance-based portion of named executive officers’ total target cash compensation. Actual amounts paid are primarily determined by our performance relative to the Company Performance Target (as more fully defined below) during the year giving rise to the award.
     At the start of the year, an annual individual target award is established for each participant. During the first quarter of each year, the Committee approves the parameters for determining final awards including the Company Performance Target applying to such year. For named executive officers, target awards have generally been equal to one hundred percent (100%) of such named executive officer’s base salary. The target awards for an individual participant may be revised during the year as a result of a promotion or other change of the individual’s position.
     The calculation of final payouts of annual cash incentive awards generally occurs during the first quarter of the subsequent year, following the completion of the company audited financials. Initially, baseline results are determined upon the Committee’s review of reported EBITDA less maintenance capital expenditures. These baseline results can then be adjusted up or down based on modifiers that reflect matters the Committee deems important in determining actual management performance. Adjustments have been made in the past to normalize for one-time events unrelated to performance of the company. The resulting performance metric is then certified by the Committee and used to assess performance relative to the Company Performance Target.
     Cash incentive payouts to named executive officers are not paid if the company does not achieve at least 90% of the Company Performance Target. Cash incentive payouts to named executive officers may be enhanced when actual performance exceeds 100% of the Company Performance Target.
     Finally, in addition to the Company Performance Target, an individual performance factor for each named executive officer is applied based on a review of such officer’s individual performance. This can result in cash incentive payouts greater or lesser than what would otherwise have been payable based solely on the calculation described in the previous paragraph.

     Equity Compensation
          Performance-Accelerated Restricted Stock
          We grant awards of performance-accelerated restricted stock awards to our named executive officers. These restricted stock awards vest after five years of continued employment with the company. These awards can vest on an accelerated basis if we achieve Company Performance Targets (described above).
          The program was developed during 2004, deployed in 2005, and granted annually thereafter following substantial change in the company’s management. Our performance-accelerated restricted stock awards partially accelerate if we achieve the Company Performance Target during any one year during the successive three-year period following grant. For each of these years, one-third (1/3) of the restricted stock award vests following each year we achieve the applicable Company Performance Target for that year.
          The program is designed to further align management’s interests with those of stockholders and avoid excessive dilution. It has also served to retain a stable management group which has delivered results.
          Long-Term Performance-Accelerated Restricted Stock
          Our “long-term” performance-accelerated restricted stock awards, which have been granted each year since 2005, accelerate and vest in full if we achieve the three-year cumulative Company Performance Target set by the Committee during the successive three-year period following grant. One half (1/2) of all restricted stock awards granted to named executive officers have been designated as long-term.
          Performance Share Units
          During 2008, the Committee has noted that current “at-risk” compensation provided to named executive officers focuses heavily on measurements of cash generated by core business activities. We believe that continued growth will depend on the success of numerous initiatives currently underway that may not immediately affect cash-heavy metrics such as EBITDA less maintenance capital expenditures. Such initiatives are: construction of our AKORN fiber facility, integration of Crest, deployment of a more robust statewide IP fiber network, and provision of a redundant network operations center located in the Lower-48. As a result, the Committee granted performance share unit awards (“PSUs”) to our CEO, CFO and each of our named executive officers. In March 2009, the Committee determined that fifty percent (50%) of these PSUs had vested as certain performance goals had been achieved. The Committee retains the right to determine when and if the remaining goals have been achieved and to determine the appropriate vesting percentage. The Committee does not expect to grant PSUs in 2009.
          Stock Settled Stock Appreciation Rights
          The Committee believes that our compensation programs should strengthen the alignment of our executive’s interests with those of our stockholders. Therefore, as part of the new employment agreements recently negotiated with our CEO, CFO and one other executive vice president, the Committee has awarded SSARs that will vest ratably over the term of the officer’s employment agreement. The SSARs all have expiration dates that are five years from award.
          Equity Awards Generally
          If a named executive officer leaves the company before his or her equity-based award vests, he or she forfeits the award. Further, our named executive officers may not sell, pledge or otherwise encumber any securities comprising an unvested equity-based award until the award “vests.” We do not pay dividends on any unvested equity-based compensation.
Perquisites and other Fringe Benefits
          Other than monthly car allowances, we do not generally provide perquisites to named executive officers. Executives are invited to participate in our broad-based pension, benefit, health and welfare plans available to all of our employees in general.

Other Policies, Practices, and Judgments Affecting our Executive Compensation
     Policy Regarding Security Ownership of Management
          We have adopted minimum share ownership requirements because we believe that management will more effectively pursue the long-term interests of stockholders if they are stockholders themselves. Ownership levels are provided for executives to acquire and hold a minimum amount of common stock based on their position and total target cash compensation level. The Committee recently reviewed our share ownership requirements and made changes to bring our policy into line with emerging market practice. Our policy requires each executive except the CEO to accumulate and hold a number of shares of common stock having value of at least one-and-a-half (1.5) times the executive’s base salary. The CEO is expected to hold shares of common stock equal to at least three (3) times her base salary. New officers have five (5) years to achieve the prescribed ownership levels.
     Relative Levels of Compensation among Named Executive Officers
          Generally, the elements of compensation described earlier apply to all of our named executive officers. Our CEO is the most highly paid of our named executive officers, reflecting her level of responsibility. Ms. Pelletier has the ultimate responsibility for the strategic direction of the Company and a more visible role than other named executive officers. Ms. Pelletier also effectively acts as our chief operating officer, taking substantial part in day-to-day decision-making. Ms. Pelletier’s compensation also reflects the importance of her retention to the successful execution of our current business strategy, which has been principally of her design. Ms. Pelletier’s total compensation package is in the top quartile of CEO compensation paid by the companies in our peer group based on information provided by Watson Wyatt.
     Wealth Accumulation
     It is not our practice to take into account wealth accumulated by the named executive officers when determining the value of current awards. Our named executive officers do not have a substantial benefit from their participation in our defined contribution or benefit plans. A majority of our executives’ retirement savings consists of the executive’s own contributions and accumulated retirement savings from principally other companies’ retirement plans earned over lengthy careers. We believe that it would be inconsistent with the purpose of our executive compensation program, which is to motivate and reward ongoing performance, to make decisions about current awards taking into account the named executive officers’ accumulated savings and investment returns, whether or not under our company plans.
     Considerations of Equity Compensation Practices on Stockholders
          In administering our equity compensation plans, the Committee avoids practices that it deems to not be in the best interests of our stockholders. For example, the Committee does not allow re-pricing of equity awards and does not make in-the-money equity grants (other than basic restricted stock grants).
          In order to assess the potential dilution to our stockholders, the Committee may take into account the total outstanding but unexercised equity awards when determining the total number of shares that would be subject to any new equity award. In addition, the Committee may consider the number of shares that remain subject to outstanding but unvested equity awards in determining whether any additional grants of equity awards should be made.
          However, the Committee does not take into account an employee’s holdings of vested but unexercised awards in determining additional awards to such employee. The Committee also does not take into account the value realized by an employee during a fiscal year from the exercise of equity awards granted during a prior year. The Committee believes that value realized by an employee from the exercise of any such equity award relates to services provided during the year of the grant or of vesting and not necessarily during the year of exercise. Furthermore, because we expect certain equity awards to be made to employees in connection with the employee’s contribution to the successful consummation and implementation of a transaction, the Committee believes that an equity award designed to reward a separate transaction should not be affected by the employee’s determination not to exercise a previously granted equity award.
     Section 409A of the Internal Revenue Code
          Section 409A of the Internal Revenue Code imposes certain requirements on “nonqualified deferred compensation plans” and potentially applies to a number of our executive employment agreement and compensation plans. Final regulations under Section 409A were released in April 2007 and became effective on January 1, 2009. We have designed our compensation practices to comply with Section 409A.
     Section 162(m) of the Internal Revenue Code
          Section 162(m) of the Internal Revenue Code generally limits to one million dollars ($1,000,000) the tax deductibility of annual compensation paid to certain officers. Performance-based compensation may, however, be excluded from the limit so long as it meets certain requirements. While the Committee retains flexibility, we design when practicable our compensation plans and programs so as to allow us to deduct compensation expense.

     Policies and Practices Regarding Equity Awards
          Under our policy, grants of restricted stock units are made at a regularly scheduled meeting of the Committee occurring at approximately the same time each year.
          In addition, a Non-Executive Equity Compensation Subcommittee has been delegated authority by the Committee to make equity compensation grants at regularly scheduled meetings, but only to employees who are not members of the executive leadership team.
Compensation and Personnel Committee Report
          The Compensation and Personnel Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of Nasdaq. The board established this committee to discharge the board’s responsibilities relating to compensation of the company’s CEO and each of the company’s other executive officers. The committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the CEO and other executive officers. The committee has reviewed and discussed the information appearing previously under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.
Submitted by,
Gary R. Donahee, Chair
John M. Egan
Brian Rogers
Compensation and Personnel Committee Interlocks and Insider Participation
          Our Compensation and Personnel Committee comprises of Messrs. Donahee, Egan, and Rogers. No member of such committee is or was our officer or employee or has had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K. No member of the committee is an executive officer of another entity on which any of our executives serve on the compensation committee of such other entity. None of our executive officers served as a director for a company that employs as an executive officer any of our directors.
Summary Compensation Table
          The table below sets forth a summary of the compensation we incurred for our CEO, CFO, each of the three (3) additional most highly compensated executive officers who served in such capacities as of December 31, 2008.

					Non-Equity	Change in
			Stock	Option	Incentive Plan	Pension	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Value	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Liane Pelletier	2008	500,000	1,770,180	736,042	553,500	293,436	16,210	3,869,368
President and	2007	500,000	725,201	210,496	1,332,000	—	12,000	2,779,697
Chief Executive Officer	2006	500,000	855,245	372,835	1,100,000	—	12,000	2,840,080
David Wilson	2008	250,000	578,170	19,906	297,000	—	—	1,145,076
Executive Vice President and	2007	250,000	234,970	38,260	555,000	—	—	1,078,230
Chief Financial Officer	2006	250,000	354,745	64,851	550,000	—	—	1,219,596
Anand Vadapalli	2008	249,540	577,291	109,449	297,000	—	20,855	1,254,135
Executive Vice President,	2007	230,000	136,791	—	400,000	—	10,500	777,291
Technology and Operations	2006	88,462	35,183	—	210,833	—	—	334,478
Sheldon Fisher	2008	250,000	570,065	15,297	202,500	—	—	1,037,862
Senior Vice President,	2007	250,000	237,793	29,674	555,000	—	—	1,072,467
Sales and Service	2006	250,000	289,326	50,371	500,000	—	—	1,089,697
Leonard Steinberg	2008	220,000	448,890	8,975	237,600	53,314	—	968,779
Vice President,	2007	219,617	280,709	6,530	488,400	41,241	—	1,036,497
General Counsel and	2006	200,000	288,034	8,910	400,000	34,000	—	930,944
Corporate Secretary

(1)	Stock awards comprise restricted stock awards that vest on the fifth (5th) anniversary of the date of grant, unless the company achieves certain performance targets specified by the company. These performance targets comprise one-year and three-year performance periods. Approximately one-sixth (1/6) of this amount is eligible to vest in each of 2009, 2010 and 2011, respectively, if the one-year performance target is achieved. Approximately one-half (1/2) of this amount will vest in 2011, in the event the three-year performance target is achieved.

(2)	Represents expense recorded for outstanding options and for stock-settled stock appreciation rights awarded in 2008. No options or stock appreciation rights were granted by the company in 2007 or 2006.

(3)	Represents annual cash incentive payments under our 2005 Contributor Pay Program. Amounts reported for each year are based on performance in such year, even if paid subsequent to year end.

(4)	Based on vested benefits under the Alaska Electrical Pension Plan (“AEPP”), a multi-employer defined benefit plan. The company does not manage the plan, and the numbers provided are estimates. Ms. Pelletier’s benefits vested in the plan in 2008 and therefore the entire estimated amount vested has been included in the value for 2008.

(5)	Includes a car allowance of twelve thousand dollars ($12,000) and moving expenses of four thousand two hundred ten dollars ($4,210) paid to Ms. Pelletier. Mr. Vadapalli received nine thousand nine hundred dollars ($9,900) as a car allowance and ten thousand nine hundred fifty-five ($10,955) of moving expenses.
Grants of Plan-Based Awards
          The following table sets forth each grant of an award including equity and non-equity awards made to a named executive officer during the year ended December 31, 2008, including awards that subsequently have been transferred.

		Estimated Future Payouts Under			Number of	Number of	Exercise or	Grant Date Fair
		Non-Equity Incentive Plan Awards(1)			Shares of	Securities	base price	Value of Stock
					Stock or	Underlying	of option	and Option
	Grant	Threshold	Target	Maximum	Units	Options	awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
Liane Pelletier	2008	—	550,000	—	307,689	500,000	12.56	3,821,734
David Wilson	2008	—	275,000	—	57,999	—	—	571,861
Anand Vadapalli	2008	—	275,000	—	89,486	275,000	9.09	1,127,236
Sheldon Fisher	2008	—	250,000	—	57,999	—	—	571,861
Leonard Steinberg	2008	—	220,000	—	39,333	—	—	396,774

(1)	Represents amounts payable under our 2005 Contributor Pay Program, as adjusted for requirements in individual employment agreements. Under the program there are no maxima, and the actual incentive payment is based on the company’s performance relative to the performance target and an individual performance factor. The factor for company performance decreases by fifteen percent (15%) for every one percent (1%) below our financial measure target and increases ten percent (10%) for every one percent (1%) above.

Outstanding Equity Awards at Fiscal Year-End
          The following table sets forth unexercised options; stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of December 31, 2008.

	Option Awards				Stock Awards
							Equity
							Incentive	Equity Incentive
							Plan Awards:	Plan Awards:
							Number of	Market or
	Number of	Number of					Unearned	Payout Value of
	Securities	Securities					Shares, Units	Unearned
	Underlying	Underlying			Number of Shares	Market Value of	or Other	Shares, Units or
	Unexercised	Unexercised	Option	Option	or Units of Stock	Shares or Units of	Rights That	Other Rights
	Options	Options	Exercise	Expiration	That Have Not	Stock That Have	Have Not	That Have Not
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date	Vested (#)	Not Vested($)(1)	Vested (#)	Vested ($)
Liane Pelletier	200,000	—	4.50	10/6/2013	—	—	—	—
	250,000	250,000	12.56	9/22/2013	—	—	—	—
	—	—	—		213,681	2,004,328	131,369	1,232,241
David Wilson	50,000	50,000	4.44	3/1/2014	69,632	653,148	33,333	312,664
Anand Vadapalli	91,666	183,334	9.09	12/19/2013	77,548	727,400	33,333	312,664
Sheldon Fisher	40,000	40,000	4.35	2/22/2014	69,632	653,148	33,333	312,664
Leonard Steinberg	—	1,000	4.35	1/31/2014	—	—	—	—
	4,000	4,000	5.36	7/27/2014	—	—	—	—
	—	1,667	5.50	11/20/2010	—	—	—	—
	—	4,167	7.00	1/4/2011	—	—	—	—
	—	4,166	8.00	2/20/2012	—	—	—	—
	—	1,666	12.63	6/20/2010	—	—	—	—
	—	—	—		69,632	653,148	14,667	137,576

(1)	Based on the closing price on December 31, 2008 of $9.38 per share of our common stock as traded in the Nasdaq Global Market.

Option Exercises and Stock Vested
          The following table sets forth information regarding stock options exercised by, and the shares of restricted stock that vested for, each of the named executive officers in 2008. The value of the shares acquired upon exercise of stock options is based on the difference between the closing price of the shares on the exercise date and the exercise price. The value of restricted stock realized is based on the closing price of the shares on the vesting date.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Liane Pelletier	400,000	3,148,000	193,389 (1)	2,429,277 (1)
David Wilson	—	—	41,060	516,945
A nand Vadapalli	—	—	17,146	179,008
Sheldon Fisher	—	—	31,060	391,045
Leonard Steinberg	5,000	35,260	33,060	416,225

(1)	Includes 100,000 units awarded and vested on September 22, 2008 with a value of $12.56 per unit realized upon vesting. The units will be released upon Stockholder approval of the amendment to our 1999 Stock Incentive Plan or otherwise settled in cash in July 2009.
Pension Benefits
          The table set forth below includes, for each named executive officer, the number of years of service credited to the named executive officer under the Alaska Electrical Pension Plan (“AEPP”) as of December 31, 2008. The AEPP is a multiemployer pension plan that we do not manage. As a result, we do not include the present value of accumulated benefits under the AEPP in our audited financial statements. This table includes our estimates of the actuarial present value of each named executive officer’s accumulated benefit under the plan.

		Number of Years	Present Value	Payments
		Credited Service	of Accumulated	During Last
Name	Plan Name	(#)	Benefit ($)	Fiscal Year ($)
Liane Pelletier	AEPP	5	293,436	—
David Wils on	AEPP	5	—	—
Anand Vadapalli	AEPP	3	—	—
Sheldon Fisher	AEPP	5	—	—
Leonard Steinberg	AEPP	8	364,366	—
          The AEPP is a non-contributory, multi-employer defined benefit retirement plan administered by a board of trustees representing the member participants. We make contributions on behalf of our employees in accordance with schedules based on wage rates and job classifications. Participants, including each of our named executive officers, receive a monthly benefit upon retirement, payable for life based on the contributions made on the employee’s behalf. Actuarially equivalent alternative forms of benefits are available at the participant’s election. For benefits accrued prior to July 1, 2006 participants are entitled to receive full benefits upon retirement at or after age 58 and age 60 for benefits accrued after July 1, 2006. Participants must have at least five years of recognized service, at least one of which must be “future credited service” as defined by the AEPP. Participants may elect to receive reduced benefits upon early retirement on or after age 48 and at least five years of recognized service, of which at least three years must be future credited service.
     We also maintain, separate from the AEPP, the Alaska Communications Systems Retirement Plan and an executive post retirement health benefit plan, both of which are frozen in terms of benefits and participation. None of our named executive officers participate in either of these plans.

Director Compensation
     The following table sets forth for each of our directors, unless such director is also a named executive officer, the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees, and for awards of stock, the aggregate grant date fair value computed in accordance with FAS 123(R), in each case for the year ended December 31, 2008.

		Fees Earned or	Stock	All Other
		Paid in Cash	Awards	Compensation	Total
Name	Year	($)	($)	($)	($)
Brian D. Rogers	2008	43,750	22,895	—	66,645
John M. Eagan	2008	34,250	22,895	—	57,145
Gary R. Donahee	2008	—	54,895	—	54,895
Patrick Pichette	2008	12,090	27,206	—	39,296
Edward J. Hayes, Jr.	2008	20,687	43,541	—	64,228
Annette M. Jacobs	2008	23	64,872	—	64,895
David A. Southwell	2008	28	52,617	—	52,645
Peter D. Ley	2008	13,587	8,763	—	22,350
          Effective January 1, 2008, we provide cash compensation to the independent directors consisting of a $20,000 annual retainer payable in quarterly installments, plus additional annual retainers of $5,000 to the chair of the Audit Committee and $10,000 to the Lead Director. The independent directors also receive quarterly grants of 500 shares of our common stock or equivalents granted on the last trading day of each quarter, which vest immediately.
          In addition, our directors are paid $1,500 (or $750 for telephonic attendance) for each Board of Directors and/or committee meeting attended in person, except for audit committee meetings. The audit committee members are paid $2,500 for each audit committee (or $1,250 for telephonic attendance).
          Independent directors may elect to receive all or a portion of their cash retainer and meetings fees in common stock or equivalents. The stock based compensation component of directors’ compensation is provided under the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan. For 2009, all non-employee directors have elected to receive 100% of their compensation in common stock of the Company.
Employment Arrangements, Potential Payments upon Termination or Change in Control
          We have entered into employment agreements with each of our named executive officers. These arrangements are summarized below.
Liane Pelletier
          We have entered into an amended and restated employment agreement (“Employment Agreement”) with Liane Pelletier effective September 22, 2008. Ms. Pelletier has served as our President and CEO since October 6, 2003. Ms. Pelletier was also elected to our Board of Directors as well as to the executive committee of the board beginning on October 6, 2003. Ms. Pelletier has served as the Chair of the Board of Directors since January 1, 2004. Her Employment Agreement expires on April 1, 2011. Ms. Pelletier receives an annual base salary of five hundred, fifty thousand dollars ($550,000) of which fifty thousand dollars ($50,000) is payable in common stock awarded in the form of restricted stock units that vest in full on December 31 of each year. Ms. Pelletier is also eligible to receive a target annual cash incentive payment of five hundred, fifty thousand dollars ($550,000) based on achieving one hundred percent (100%) of targeted performance objectives. Subject to the terms of the applicable annual cash incentive plan, the actual cash incentive paid for any fiscal year, if earned, ranges from zero percent (0%) to three hundred percent (300%) of base salary based on the achievement of performance objectives determined by the board (or a designated committee of the board) in consultation with Ms. Pelletier for each fiscal year. Ms. Pelletier’s Employment Agreement also provides for other customary benefits including eligibility to participate in fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.
          On October 6, 2003, Ms. Pelletier was granted an option to purchase one million (1,000,000) shares of our common stock with an exercise price equal to the fair market value of the common stock on that date. The option has a term of ten (10) years, and vests twenty percent (20%) per year, or upon a change of control, if earlier. This option award fully vested in 2008.

     On September 22, 2008, Ms. Pelletier was granted five hundred thousand (500,000) Stock Settled Stock Appreciation Rights (“SSARs”) pursuant to her Employment Agreement. The SSARs vest fifty percent (50%) upon grant and fifty percent (50%) on April 1, 2009. Ms. Pelletier also received an additional five hundred thousand (500,000) SSARs on January 2, 2009 that will vest fifty percent (50%) on April 1, 2010 and fifty percent (50%) on April 1, 2011.
     Ms. Pelletier received one hundred thousand (100,000) fully vested restricted stock units on September 22, 2008 as part of her Employment Agreement. These units are payable on July 31, 2009 with one share of Alaska Communications Systems Group, Inc common stock for each vested unit. If the stockholders do not approve the 2009 Amendment to the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan, the award shall be paid to Ms. Pelletier in one lump sum of cash in an amount equal to one hundred thousand (100,000) multiplied by the Fair Market Value as defined under the ACS 1999 Stock Incentive Plan.
     In the event we terminate Ms. Pelletier’s employment for any reason other than a board determination of cause or a termination for death or disability, or if Ms. Pelletier terminates her employment because of a constructive termination, Ms. Pelletier will be entitled to receive a severance payment under the agreement of one million, one hundred thousand dollars ($1,100,000).
     The severance amount would be paid to Ms. Pelletier in one lump sum within sixty (60) days of her termination. In addition, Ms. Pelletier would receive any unpaid cash incentive payment from the previously completed fiscal year, payable when cash incentive payments are paid to our other senior executives for such fiscal year; and
•	receive a pro rata cash incentive payment (of the amount actually earned) for the year of termination, payable when cash incentive payments are paid to our other senior executives for such year;

•	become vested in the number of unvested SSARs on a pro-rata basis based upon; the number of days employed since April 1, 2008;

•	receive COBRA health insurance coverage reimbursed for herself and her eligible dependents for the eighteen (18) month period following such termination; and

•	be reimbursed up to fifty thousand dollars ($50,000, plus any income tax gross-up) for the costs of relocation back to the contiguous United States within sixty (60) days of her termination.

			Value of
			Accelerated
	Base	Target Cash	Stock and
Termination Event	Salary	Incentive	Options(1)	Benefits		Total
Without cause or for good reason	$1,100,000	$550,000	$3,236,569	$50,000	(2)	$4,936,569	(2)
Death	—	—	—	$50,000		$50,000
Disability	—	—	—	$50,000		$50,000
Change- in-control	$2,200,000	$550,000	$3,236,569	$50,000	(2)	$6,036,569	(2)(3)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2008 of $9.38 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock and options as of December 31, 2008.

(2)	COBRA health insurance coverage is reimbursed for the 18-month period following termination and relocation costs to the Lower 48 are paid.

(3)	Excludes a possible additional “gross up” payment that would be made to Ms. Pelletier if the compensation constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.
David Wilson
     We entered into an employment agreement with David Wilson, Executive Vice President & Chief Financial Officer on January 5, 2009. The employment agreement for Mr. Wilson provides for an annual base salary of two hundred seventy-five thousand dollars ($275,000), target annual bonuses of one hundred percent (100%) of base salary, the grant of two hundred seventy-five thousand (275,000) stock-settled stock appreciation rights and the grant of 30,253 restricted stock units.
     Other benefits include paid-time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan, pension plan, and a relocation allowance up to $50,000 (plus any required income tax gross-up) to assist Mr. Wilson with relocating his personal property following termination of the Employment Agreement.

     Upon a termination by the Company without cause or by Mr. Wilson for good reason, Mr. Wilson is entitled to post-termination benefits in accordance with the Company’s 2008 Officer Severance Program (the “Plan”). The Plan provides severance benefits to officers of the company in the event the officer is terminated “without cause” or resigns for “good reason” or in the event employment is terminated in connection with a change of control of the company. Severance payments include cash of $550,000 and continued vesting of equity awards for one year, subject to certain limitations.
     Under a previous employment agreement, Mr. Wilson received an option to purchase two hundred fifty thousand (250,000) shares of our stock with an exercise price equal to the fair market value of our stock on the commencement date of his employment. The option has a term of ten years, and vests twenty percent (20%) per year for the five-year period starting with the commencement of his employment with the company, or upon a change in control, if earlier. Except as provided below, vesting ceases and the term of unvested options lapses upon termination of employment for any reason.

Value of
Accelerated
	Base	Target Cash	Stock and
Termination Event	Salary	Incentive	Options(1)	Benefits		Total
Without cause or for good reason	$550,000	$275,000	$867,671	$50,000	(2)	$1,742,671	(2)
Death	—	—	—	—		—
Disability	—	—	—	—		—
Change- in-control	$550,000	$275,000	$1,212,811	$50,000	(2)	$2,087,811	(2)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2008 of $9.38 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock as of December 31, 2008.

(2)	COBRA health insurance coverage is reimbursed for the 12-month period following termination and relocation costs to the Lower 48 are paid.
Anand Vadapalli
     We entered into an employment agreement with Anand Vadapalli, Executive Vice President, Operation and Technology on December 19, 2008. The employment agreement for Mr. Vadapalli provides for an annual base salary of two hundred seventy-five thousand dollars ($275,000), target annual bonuses of one hundred percent (100%) of base salary, the grant of two hundred seventy-five thousand (275,000) stock-settled stock appreciation rights and the grant of 30,253 restricted stock units.
     Other benefits include paid-time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan, pension plan, and a relocation allowance up to $50,000 (plus any required income tax gross-up) to assist Mr. Vadapalli with relocating his personal property following termination of the Employment Agreement.
     Upon a termination by the Company without cause or by Mr. Vadapalli for good reason, Mr. Vadapalli is entitled to post-termination benefits in accordance with the Company’s 2008 Officer Severance Program (the “Plan”). The Plan provides severance benefits to officers of the company in the event the officer is terminated “without cause” or resigns for “good reason” or in the event employment is terminated in connection with a change of control of the company. Severance payments include cash of $550,000 and continued vesting of equity awards for one year, subject to certain limitations.

Value of
Accelerated
	Base	Target Cash	Stock and
Termination Event	Salary	Incentive	Options(1)	Benefits		Total
Without cause or for good reason	$550,000	$275,000	$617,261	$50,000	(2)	$1,492,261	(2)
Death	—	—	—	—		—
Disability	—	—	—	—		—
Change- in -control	$550,000	$275,000	$1,093,231	$50,000	(2)	$1,968,231	(2)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2008 of $9.38 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock and stock-settled stock appreciation rights as of December 31, 2008.

(2)	COBRA health insurance coverage is reimbursed for the 12-month period following termination and relocation costs to the Lower 48 are paid.

Sheldon Fisher
     We entered into an employment agreement with Sheldon Fisher, Senior Vice President, Sales and Service on January 23, 2004. The employment agreement for Mr. Fisher is similar to Mr. Wilson’s agreement. The agreement provides for an annual base salary of two hundred fifty thousand dollars ($250,000), target annual bonuses of one hundred percent (100%) of base salary, and the grant of two hundred thousand (200,000) stock options.

			Value of
			Accelerated
	Base	Target Cash	Stock and
Termination Event	Salary	Incentive	Options(1)	Benefits		Total
Without cause or for good reason	$250,000	$250,000	—	$50,000	(2)	$550,000	(2)
Death	—	—	—	$50,000		$50,000
Disability	—	—	—	$50,000		$50,000
Change- in-control	$250,000	$250,000	$965,812	$50,000	(2)	$1,515,812	(2)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2008 of $9.38 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock as of December 31, 2008.

(2)	COBRA health insurance coverage is reimbursed for the 12-month period following termination and relocation costs to the Lower 48 are paid.
Leonard Steinberg
     We also entered into an employment agreement with Leonard Steinberg, Vice President, General Counsel and Corporate Secretary, as most recently amended on November 7, 2007. The restated agreement provides for a five-year employment period comprising a minimum annual base salary of two hundred twenty thousand dollars ($220,000) and a target annual cash incentive payment equal to his base salary, subject to company and individual performance. The agreement provides severance benefits to Mr. Steinberg in the event he is terminated “without cause” or otherwise terminates his employment for “good reason,” as defined in the agreement. The cash severance benefits provided to Mr. Steinberg comprises an amount equal to one times (1x) his annual base salary plus one times (1x) his annual target cash incentive. In addition, the company is required to provide relocation expenses of up to fifty thousand dollars ($50,000) and reimbursement for the cost of continuing health insurance under COBRA for the twelve months following termination of employment. In addition, any outstanding shares of restricted stock or equivalent units subject to performance acceleration provisions held by Mr. Steinberg prior to termination shall vest ratably, if the company achieves its performance goals during the subsequent twelve-month period following Mr. Steinberg’s termination, to the extent his employment period coincides with the performance period giving rise to the vesting event. Further, in the event Mr. Steinberg is terminated without cause or otherwise terminates his employment for good reason in connection with a change of control of the company, in addition to the foregoing severance benefits, any and all equity compensation granted to Mr. Steinberg, including restricted stock, equivalent units, and options, will immediately vest.

			Value of
			Accelerated
	Base	Target Cash	Stock and
Termination Event	Salary	Incentive	Options(1)	Benefits		Total
Without cause or for good reason	$220,000	$220,000	$445,588	$50,000	(2)	$935,588	(2)
Death	—	—	—	$50,000		$50,000
Disability	—	—	—	$50,000		$50,000
Change- in-control	$220,000	$220,000	$828,939	$50,000	(2)	$1,318,939	(2)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2008 of $9.38 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock and options as of December 31, 2008.

(2)	COBRA health insurance coverage is reimbursed for the 12-month period following termination and relocation costs to the Lower-48 are paid.

Proposal 2: Approval of the amendment to our 1999 Stock Incentive Plan
General
     We are asking our stockholders to approve an amendment and restatement to our 1999 Stock Incentive Plan (the “1999 Plan”) to: (i) extend the term of the 1999 plan to December 31, 2012;, (ii) clarify that shares surrendered for taxes or the exercise of options are available for distribution under the 1999 Plan, adjust the change-in-control provision from 30% to 50%, and make other technical changes; and (iii) to allocate an additional 3,500,000 shares to the 1999 plan. Subject to stockholder approval, the Board approved the amendment to the 1999 Plan on March 27, 2009.
     The proposed amendment and restatement will provide a reserve of common stock for future issuance under the 1999 plan and provide us with the basis for future long-term compensation awards by means of stock options and restricted stock grants. We believe that such long-term compensation awards are critical to our ability to attract and retain highly motivated and qualified employees. A copy of the actual 1999 Plan as filed with the Securities and Exchange Commission may be accessed from the SEC’s website (www.sec.gov). Additionally, a copy of the 1999 Plan may be obtained from the Company by written request to: Alaska Communications Systems; Attn: Investor Relations, 600 Telephone Avenue; Anchorage, Alaska 99503.
     As of December 31, 2008, we had 1,385,010 shares remaining and reserved for issuance under the 1999 Plan. We are asking that 3,500,000 be added to the pool of shares available for issuance of awards under the amended and restated 1999 Plan. The number of shares available for issuance of awards under the 1999 Plan will also include, as of the effective date, the number of shares subject to outstanding awards under our 1999 Plan to the extent that such awards expire, lapse, settle in cash or otherwise terminate without shares of common stock being issued pursuant to the awards, together with the 3,500,000 requested shares, would comprise 6,774,232 (the “Available Shares”).
     We operate in a competitive market and our success depends in large part on our ability to attract, retain and reward employees, advisors, officers and directors of the highest caliber across the entire organization. To be able to do so we must offer competitive compensation. We believe that providing equity compensation to our employees, advisors, consultants, officer and directors is an important component of total compensation in order to give them a sense of ownership and align their interests with all stockholders. The 1999 Plan provides the Board’s Compensation Committee with a sufficient range of tools and flexibility to help it make effective use of the shares authorized for incentive purposes.
     We currently expect that the number of Available Shares under the 1999 Plan, as amended, will be sufficient for issuance of awards under our equity compensation program for at least three years.
     The Board believes that the 1999 Plan will serve a critical role in attracting and motivating high caliber employees, directors, advisors and consultants that will be essential to our future success. Therefore, our Board urges you to vote to approve the adoption of the amendments to the 1999 Plan.
Why you should vote for the amendment to the 1999 Stock Incentive Plan
     Our 1999 Plan is expiring. Equity awards are currently made to officers and employees from our 1999 Plan. On November 17, 2009, the 1999 Plan will expire and we will be unable to issue equity awards unless our stockholders approve an extension to the 1999 Plan. We anticipate that we will have difficulty attracting, retaining, and motivating officers and employees if we are unable to make equity awards to them. In addition, we believe that equity awards are an effective compensation vehicle because they offer significant potential value with a smaller impact on current income and cash flow. Therefore, we are asking our stockholders to approve the amendment to the 1999 Plan.
     Equity Incentives are an Important Part of Our Compensation Philosophy. Approval of the amendment to the 1999 Plan is critical to our ongoing effort to create stockholder value. As discussed in the Compensation Discussion and Analysis earlier in this Proxy Statement, equity-based incentives are an integral part of our compensation program. We grant stock awards to a broad base of our employees annually and, as of December 31, 2008, approximately seventy-eight percent (78%) of our outstanding stock awards were held by rank-and-file employees. We believe we must continue to offer a competitive equity compensation plan in order to attract, retain and motivate the talent necessary to successfully grow our business.
     We Manage Use of Equity Compensation Carefully. We manage our long-term stockholder dilution by limiting the number of equity award shares granted each year. The Compensation Committee monitors our annual burn rate, total dilution, and related stock-based compensation expense and grants only the number of equity awards it determines necessary to attract, reward, and retain employees. Our commitment to a carefully managed equity incentive program is demonstrated by the following facts:
     We consider equity compensation to be an expense to our stockholders, and we take care in determining the size and type of grant made to value the stockholder value that is transferred to our employees. In doing this, we actively manage this transferred value, or “burn rate,” continuously, and we request stockholder approval of specifically crafted share allocations that are designed to require us to continue this practice. Our average annual burn rate over the three-year period ending December 31, 2008 was 3.47%, which is below the recommended mean plus one standard deviation of 3.74% average gross burn rates of similarly situated companies during that period as reported in RiskMetrics Group Burn Rate Table for 2009 for Russell 3000 Companies in the telecommunications industry.
     The 1999 Plan, as amended, Combines Compensation and Governance Best Practices. We believe some of the key features of the 1999 Plan that are designed to protect our stockholders’ interests and to reflect corporate governance best practices are as follows:
•	Continued broad-based eligibility for equity awards. We grant equity awards to a broad base of employees on an annual basis. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the Company.

•	Reasonable share counting provisions. In general, when awards granted under the 1999 Plan expire, lapse, are cancelled, or paid in cash, the shares reserved for those awards will be returned to the share reserve and be available for future issuance under the 1999 Plan.

•	Option exercise price. Under the 1999 Plan, the exercise price per share of stock options may not be less than one hundred percent (100%) of the fair market value on the date of grant.

•	Repricing is not allowed. Under the 1999 Plan, repricing of stock options (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) is prohibited without prior stockholder approval.
Description of the 1999 Plan
     A summary of the 1999 Plan, as amended, is set forth below. The summary is qualified in its entirety by the detailed amendment to the 1999 Plan, a copy of which is attached to this Proxy Statement as Attachment A and as filed with the Securities and Exchange Commission and may be accessed from the SEC’s website (www.sec.gov). Additionally, a copy of the 1999 Plan may be accessed from the SEC’s website (www.sec.gov) or may be obtained from the Company by written request to: Alaska Communications Systems, Attn: Investor Relations, 600 Telephone Avenue; Anchorage, Alaska 99503.
     Purpose. The 1999 Plan is intended to provide incentives to the Company’s officers, directors, and employees by providing them with opportunities to acquire a direct proprietary interest in the operations and future success of the Company.
     Effective Date. The 1999 Plan is currently in effect and will be extended to December 31, 2012.
     Types of Awards. The 1999 Plan provides for the following types of awards: (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock units, (vi) performance stock awards, (vii) and other stock-based awards (collectively, “Awards”).
     Administration. The 1999 Plan will be administered by the Board or a committee of the Board. The Board of Directors of the Company has designated the Compensation and Personnel Committee (the “Committee”) as the administrator of the 1999 Plan. The 1999 Plan authorizes the Committee to designate participants to receive awards, determine the type and number of awards and the number of shares to which an award relates, determine the terms of each award and make other decisions and determinations as set forth in the 1999 Plan. All decisions and determinations of the Committee and the Committee’s interpretation of the 1999 Plan are final and binding and upon all parties, including participants. The Committee may delegate its authority to grant Awards under the 1999 Plan to one or more of the Company’s executive officers to the extent permitted by applicable law, provided the grantees are not executive officers or directors of the Company.
     Eligibility. Awards under the 1999 Plan may be made to employees, officers, and consultants of the Company or any present or future parent or subsidiary of the Company or other business venture in which the Company has a substantial interest (“Related Entities”).
     Stock Option Awards. The following terms apply to stock option awards:
          Awards. All options awarded will be evidenced by a written award agreement between the participant and the Company. The term of any option granted will not exceed ten years.

          Exercise Price. The exercise price for each share of stock pursuant to an option award will be determined by the Committee, but will be not less than the fair market value as of the date of the grant (or 110% of the fair market value if the award is granted to an individual who, on the date of the grant, owns or is deemed to own shares representing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company). If at the time, the stock is listed on any stock exchange or Nasdaq or traded in the over-the-counter market, then the fair market value is the closing selling price on the date in question. If the closing selling price is not available, then (i) fair market value will be the average of the highest bid and lowest asked prices or (ii) if no bid or asked prices are available, then fair market value will be the closing selling price (or the average of the highest bid and lowest asked prices) on the last preceding day for which such quotes exist. The common stock price as of December 31, 2008 was $9.38 per share.
          Incentive Stock Options Incentive stock options may be granted only to employees of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.
          Non-Qualified Stock Options. The Committee is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion.
     Performance Shares Performance shares are rights granted to a participant to receive cash, stock or other awards, the payment of which is contingent upon achieving certain performance goals established by the Committee. The Committee may award performance shares upon such terms and conditions as it may select. All grants of performance shares shall be evidenced by an award agreement between the participant and the Company.
     Restricted Stock Awards. The Committee may make such awards of restricted stock to participants in such amounts and subject to such terms and conditions as the Committee shall determine. All awards of restricted stock will be evidenced by a written restricted stock award agreement between the participant and the Company. Unless otherwise determined by the Committee at the time of an award, restricted stock will be forfeited immediately if the participant ceases providing services to the Company.
     Restricted Stock Units. The 1999 Plan permits awards of restricted stock units entitling recipients to acquire shares of the Company’s common stock (or the cash equivalent) in the future. Subject to the provisions of the 1999 Plan, the Committee will determine the terms and conditions of any restricted stock unit award, including the grant date and vesting schedule for the award.
     Stock Appreciation Rights. Under the 1999 Plan, the Committee is authorized to grant stock appreciation rights to eligible recipients from time to time and in its sole discretion, on such terms and conditions as it may determine consistent with the 2009 Plan. A stock appreciation right entitles the holder to exercise the stock appreciation right to acquire shares of the Company’s common stock (or the cash equivalent) upon exercise. Subject to the provisions of the stock appreciation right award, the holder may receive from the Company an amount determined by multiplying the difference between the price per share of the stock appreciation right and the value of the share on the date of exerciser by the number of shares of underlying common stock.
     Payment by Participants. Awards granted under the 1999 Plan may be settled upon exercise by payment in cash, by delivery of shares of the Company valued at fair market value, by cashless exercise of the award, or by any combination of these methods or other method authorized by the 1999 Plan or by the Committee.
     Limitations on Transfer. No award may be transferred or otherwise disposed of by any participant, except by will or the laws of descent and distribution. Additionally, no rights or interest of a participant in any award may be pledged or encumbered, except to the Company, nor shall any award be subject to any lien, obligation or other liability of a participant.
     Change in Control. If a change in control of the Company (as defined in the 1999 Plan) occurs, the Committee is authorized in its discretion to cause all outstanding awards to become exercisable and all restrictions on awards to lapse.
     Change in Capital Structure. In the event of any change in the number of shares outstanding as the result of any Company stock dividend or split, recapitalization, merger, consolidation, combination or exchange, the maximum aggregate number of shares available for awards under the 1999 Plan, the number of shares subject to any award and the exercise price of each share included in an award will be appropriately adjusted by the Committee.
     Amendment, Modification or Termination. The Board is authorized, without action by the stockholders, to amend, make additions to, suspend or terminate the 1999 Plan as it deems necessary or appropriate and in the best interest of the Company. However, the Board must obtain the consent of an award holder before taking any action that adversely impairs the right of such holder and obtain stockholder approval for any amendment which increases the aggregate number of shares subject to the 1999 Plan, or for any amendment where stockholder approval is otherwise required by law.

     Indemnification. Each member of the Committee and the Board will be indemnified and held harmless by the Company for any loss, cost or liability incurred or sustained in connection with the 1999 Plan, all as set forth in the 1999 Plan.
     Compliance with Laws. The Company will have no liability to deliver any shares or to make any award unless such delivery or award complies with all applicable laws and regulations, including the Securities Exchange Act and the Internal Revenue Code, and all applicable requirements of any stock exchange, Nasdaq or similar entity.
     Federal Income Tax Consequences. The grant of an option will create no tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price.
     Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss.
     Other awards under the 1999 Plan, including non-qualified options, performance shares and restricted stock award, generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. The Company will have withholding and employment tax obligations at that time. Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation rights, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.
     Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation. A number of requirements must be met in order for particular compensation to so qualify, so there can be no assurance that such compensation under the 1999 Plan will be fully deductible under all circumstances. In addition, some awards under the 1999 Plan, such as restricted stock and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible.
     This general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 1999 Plan. Different tax rules may apply to specific participants and transactions under the 1999 Plan.
     No new 1999 Plan benefits table for the 1999 Plan is included in this document. All awards under the 1999 Plan will be granted as the discretion of the Committee and the Board, and, accordingly, the amount of such awards to be issued are not yet determinable. Discretionary awards may be made under the 1999 Plan to employees, executive officers, and independent contractors, and one award is currently pending approval of the 1999 Plan. The Committee has approved an award of one hundred thousand (100,000) restricted stock units to our Chief Executive Officer upon approval of the 1999 Plan. This award is pursuant to the Employment Agreement with our Chief Executive Officer dated September 22, 2008 and filed with the SEC on Form 8-K on September 26, 2008. As of December 31, 2008, there were six executive officers, and approximately 986 employees who were eligible to participate in the 1999 Plan.
     The Board believes that the 1999 Plan is in the best interest of the Company and its stockholders for the reasons stated above.
     The Board of Directors recommends a vote FOR Proposal 2.

Proposal 3: Approval of the amendment to our 1999 Employee Stock Purchase Plan
     At the Annual Meeting, the stockholders are being asked to approve an amendment to our 1999 Employee Stock Purchase Plan (the “ESPP”) to (i) extend the term of the ESPP to December 31, 2012 and (ii) reduce the shares allocated to the plan by 500,000 shares. Subject to stockholder approval, the Board approved the ESPP on March 27, 2009.
     The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue code (the “Code”) and would provide eligible employees with an opportunity to purchase our common stock through payroll deductions. If adopted, the number of shares available under the ESPP will be 251,912.
     The principal provisions of the ESPP are summarized below. The summary is qualified in its entirety by the detailed amendment to the ESPP, a copy of which is attached to this Proxy Statement as Attachment B and as filed with the Securities and Exchange Commission and may be accessed from the SEC’s website (www.sec.gov). Additionally, a copy of the ESPP may be accessed from the SEC’s website (www.sec.gov) or may be obtained from the Company by written request to: Alaska Communications Systems, Attn: Investor Relations, 600 Telephone Avenue; Anchorage, Alaska 99503.
     Description of the 1999 Employee Stock Purchase Plan.
     General. The purpose of the ESPP is to provide to eligible employees of the Company a convenient method for becoming stockholders. The ESPP will become effective upon approval by the stockholders and will terminate on December 31, 2012. Shares offered under the ESPP will be common stock of the Company, $0.01 par value, from shares reserved by the Company for the ESPP. The maximum number of shares that will be offered under the ESPP after the proposed reduction is 251,912 shares.
     Administration. The ESPP is administered by the Board. The Board may delegate any or all of its administrative authority to a committee of the Board or an officer of the Company. There are separate consecutive six-month offerings pursuant to the ESPP. The next six-month period will commence upon approval of the ESPP by the stockholders and thereafter offerings will commence on each subsequent July 1 and January 1 with the final offering beginning on July 1, 2012.
     Eligibility. Except as explained below, any full-time, regular employee of the Company is eligible to participate in the ESPP, subject to signing an enrollment agreement and other necessary papers. However, no employee shall be permitted to subscribe for shares (i) if that employee after subscription would own shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares issued by the Company, (ii) to the extent that the total number of shares purchased would exceed 10,000 shares, or (iii) to the extent that the fair market value of shares subscribed pursuant to the ESPP would exceed twenty-five thousand dollars ($25,000) in any calendar year. As of December 31, 2008, we had approximately 989 employees who were eligible to participate in the ESPP.
     Participation. Payments for participation are made via payroll deduction and the employee may choose to participate in any offering at 1%-15% of base pay. Payroll deductions accruing to an employee’s account during a six-month offering period will be utilized immediately at the end of the period to purchase shares for the employee from common shares reserved by the Company for that purpose. The number of shares purchased will be the number of whole shares as the employee’s accumulated payroll deductions will pay for at the price determined under the ESPP. Interest will not be paid on funds deducted and held in an employee’s ESPP account. The employee assumes the risk of any market fluctuations in the price of the shares.
     Brokerage Account. Shares purchased by each participant will be deposited into an account in the name of the participant at a stock brokerage or other financial services firm designated by the Company. To the extent permitted by applicable laws, the employee may choose to establish the brokerage account jointly with one other person designated by the employee, as joint tenants with right of survivorship, tenants in common or as community property.
     Price. The purchase price per share will be eighty-five percent (85%) of the fair market value of the stock, determined either on the first business day or the last business day of the six-month period, whichever price is less. The stock price as of December 31, 2008 was $9.38 per share of common stock.
     Amendment of the Plan. The Board shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that no employee’s existing rights under any offering already made under the Plan are adversely affected thereby, and provided further that no such amendment of the Plan shall, except as provided in the Plan with respect to certain changes in capitalization of the Company, increase the total number of shares to be offered to a greater number, unless stockholder approval is obtained therefore.
     United States Federal Income Tax Awards under the ESPP. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, a participant recognizes no taxable income upon either the grant or the exercise of the purchase rights. The participant will not recognize taxable income until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.
     The tax treatment of a sale or disposition of shares acquired under the ESPP will depend on whether the “holding period” requirements are satisfied. Generally, these requirements are satisfied if a participant does not sell or dispose of shares acquired in a given purchase period within two years after the beginning of such period, or within one year after the end of such period.
     If a participant sells or disposes of shares before the holding period requirements are satisfied with respect to such shares, then the participant will recognize ordinary income at the time of such sale or disposition equal to the fair market value of the stock on the date the option was exercised over the exercise price for such shares. Any gain in excess of this amount can be treated as capital gain.
     If a participant sells or disposes of shares after the holding period requirements are satisfied with respect to such shares, or if the participant owns shares acquired under the ESPP at the time of death regardless of whether the holding period requirements are satisfied, then the participant will have ordinary income equal the lesser of: (1) the fair market value of such shares on the date of death minus the option price or (2) the fair market value of such shares on the first day of the purchase period from which they were acquired minus the option price.
     The Company is not allowed any deductions upon either the grant or exercise of the purchase rights. If the holding period requirements are not satisfied with respect to the sale or disposition of any shares acquired under the ESPP or if a participant owns shares acquired under the ESPP at the time of death, then the Company will be entitled to a tax deduction in the year of such sale or disposition equal to the amount of ordinary income recognized by the participant at such time. In all other cases, the Company is not entitled to a tax deduction.
     This general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the ESPP. Different tax rules may apply to specific participants and transactions under the ESPP, particularly in jurisdictions outside the United States.
     Benefits to Executive Officers. No new plan benefits table for the ESPP is included in this document. Participation in the ESPP is voluntary and is independent on each eligible employee’s election to participate and his or her determination as to the level of payroll deduction. Accordingly, future purchases under the ESPP are not determinable.
     The Board of Directors recommends a vote FOR Proposal 3.
Proposal 4: Approval of the amendment to our 1999 Non-Employee Director Stock Plan
     At the Annual Meeting, the stockholders are being asked to approve an amendment to our 1999 Non-Employee Director Stock Plan (the “Director Plan”) to (i) extend the term of the Director Plan to December 31, 2012 and to increase the shares allocated to the plan by 150,000 shares. Subject to stockholder approval, the Board approved the amendment to the Director Plan on March 27, 2009.
     The Director Plan enhances our ability to attract and retain qualified persons who are not our employees to provide services as directors and to promote a greater identity of interests between our directors and our stockholders. If adopted the number of shares allocated under the Director Plan will be 252,314.
     The principal provisions of the Director Plan are summarized below. The summary is qualified in its entirety by the detailed amendment to the Director Plan, a copy of which is attached to this Proxy Statement as Attachment C and as filed with the Securities and Exchange Commission and may be accessed from the SEC’s website (www.sec.gov) or on our website at www.alsk.com. Additionally, a copy of the Director Plan may be accessed from the SEC’s website (www.sec.gov) or may be obtained from the Company by written request to: Alaska Communications Systems, Attn: Investor Relations, 600 Telephone Avenue; Anchorage, Alaska 99503.
Description of the 1999 Non-Employee Director Stock Plan.
     General. The purpose of the Director Plan is to enhance our ability to attract and retain qualified persons who are not employees for service as directors and to encourage ownership in our company by the non-employee directors by granting shares of our common stock as described below.
     Administration. The Director Plan is administered by the Board or a committee of the Board as designated by the Board. The board has delegated authority to administer the Director Plan to the Compensation and Personnel Committee of the Board.

     Eligibility. Only our non-employee directors are eligible to receive grants under the Director Plan. A non-employee director is a director who is not an employee of our company and was not an employee of our company at any time during the preceding calendar year. Seven of the eight nominees standing for election as directors at the annual meeting qualify as non-employee directors.
     Awards. Each non-employee director who is in office is awarded 2,000 shares or share equivalents annually, pro-rated for length of service. In addition, each non-employee director may elect to receive up to 100% of his/her cash compensation in common stock or equivalents thereof. Non-employee directors are each required to hold at least 5,000 shares of our common stock or stock equivalents by March 2010 or the fifth anniversary of the director’s continuous service to our board, whichever is later.
     Amendment. Our Board and its designee also have the right to construe and interpret the Director Plan, amend and rescind rules and regulations relating to the Director Plan, and to take all actions and make determinations in connection with the Director Plan as it may deem necessary or desirable. The Board or its designee may amend, alter, or discontinue the Director Plan at any time as it deems necessary or to comply with changes to the Internal Revenue Code, the Employee Retirement Income Security Act of 1974 or the rules thereunder.
     Termination. The plan may be terminated by our Board at any time. Unless sooner terminated, no shares may be issued under the plan after December 31, 2012.
     Federal Income Tax Consequences. The following is a general summary of the material United States federal income tax consequences relating to the plan based on federal income tax laws currently in effect. The summary is not intended to be exhaustive and does not describe the effect, if any, of gift, estate and inheritance taxes.
     A non-employee director who receives a grant of shares and elects to defer receipt of the shares at the time of grant will not recognize taxable income and we will not be entitled to a deduction until such shares are issued. Upon issuance, such director will recognize taxable ordinary income in an amount equal to the fair market value of our common stock at that time, and we will be entitled to a deduction in the same amount. A director will, however, recognize taxable ordinary income in the year the shares are granted in an amount equal to their fair market value when granted if the director has elected immediate receipt of such shares. In that event, we will be entitled to a deduction in the year of grant in the same amount, and any gain or loss recognized by the non-employee director upon subsequent disposition of the shares will be capital gain or loss.
     The Board of Directors recommends that you vote FOR Proposal 4.

Proposal 5: Ratification of Selection of Independent Registered Public Accounting Firm
     Our Audit Committee has approved the appointment of KPMG LLP, or KPMG, to be our independent registered public accounting firm for 2009. A representative of KPMG is expected to be present at the Annual Meeting to respond to appropriate questions and make a statement should he or she so desire.
     Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting in order to ascertain the view of the stockholders regarding such selection. The affirmative vote of the holders of a majority of our shares of common stock present or represented and voting at the Annual Meeting will be required to approve this proposal.
     The Board of Directors recommends a vote FOR Proposal 5.
Audit Fees
     The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the audit committee be directly responsible for the appointment, compensation, and oversight of the company’s independent registered public accounting firm. The Audit Committee has unanimously approved the appointment of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2009. KPMG LLP has examined the financial statements of the company since March 2005.
     The following summarizes the fees billed to us by KPMG LLP for services rendered in connection with fiscal years 2008 and 2007:

	2008	2007
Audit Fees (1)	$589,851	$884,255
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	—	$90,000

Total	$589,851	$974,255

(1)	This category includes the audit of our annual financial statements, the review of the condensed financial statements included in our quarterly reports on Form 10-Q, and reviews and assessment of our internal controls over financial reporting, and services for SEC filings. An additional $183,000 was excluded for service performed in the first quarter of 2008 related to the financial restatement for prior periods and was included in the fees for the period ended December 31, 2007.

(2)	This category includes fees for financial due diligence work performed in 2007 related to our agreement to purchase Crest Communications Corporation.
Audit Committee Report
     The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     The Audit Committee consisted of at least three directors each of whom, in the judgment of the board, is an “independent director” within the meaning of the applicable Nasdaq Marketplace Rules. During the period January 1 though August 1, 2008, the committee was comprised of Patrick Pichette, Edward J. Hayes, Jr., and Brian Rogers. On, August 1, 2008, Mr. Pichette left the committee and Peter Ley joined the committee. The Board of Directors has determined that each of Messrs. Hayes and Ley qualifies as an “Audit Committee Financial Expert.” The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.
     The Audit Committee oversees the quality of Alaska Communications Systems Group, Inc.’s financial reporting process on behalf of the Board of Directors. It assists the Board of Directors in fulfilling its oversight responsibilities to the stockholders relating to the company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the company’s internal control over financial reporting.
     The Audit Committee has discussed and reviewed with its independent registered public accounting firm, KPMG LLP for the periods covered by this report, all matters required to be discussed pursuant to Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

     The Audit Committee has received from KPMG LLP a formal written statement describing all relationships between the independent registered public accounting firm and the company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.
     The Audit Committee has met with KPMG LLP, with and without management present as deemed appropriate, to discuss the overall scope of KPMG LLP’s quarterly reviews and annual audit of the company’s financial statements, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and KPMG LLP the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the company’s quarterly and annual reports with the Securities and Exchange Commission.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2008.
Submitted by,
Edward J. Hayes, Jr., Chair
Brian Rogers
Peter D. Ley
Proposal 6: Other Business Matters
     We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.
Annual Report on Form 10-K
     We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2008 together with this proxy statement to stockholders of record as of April 21, 2009. Any stockholder who desires additional copies may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.

Performance Graph
     The following line graph compares the cumulative total stockholder return on our common stock from December 31, 2003 through December 31, 2008 with the cumulative total return of the Standard and Poor’s Corporation Composite 500 Index, or the S&P 500, and the cumulative total return of a custom peer group index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500 and peer group indices on January 1, 2003, and assumes that dividends, if any, were reinvested.
     The peer group index consists of the following companies:
▪	Cincinnati Bell

▪	Frontier Communications

▪	General Communication, Inc

▪	Iowa Telecommunications Services, Inc

▪	Otelco, Inc.

▪	Shenandoah Telephone Company

▪	Surewest Communications

	2003	2004	2005	2006	2007	2008

Alaska Communications Systems	100.00	186.08	236.48	377.70	395.35	267.04
S&P 500 Index	100.00	110.87	116.30	134.66	142.07	89.51
Peer Group Index	100.00	104.09	97.48	125.80	116.21	87.41
Proposals by Stockholders
     The annual meeting of stockholders for 2010 is tentatively scheduled to be held on or about June 16, 2010. If you wish to submit a proposal for possible inclusion in our 2010 proxy statement pursuant to the SEC’s rules, send the proposal to: Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503, by registered, certified, or express mail. Stockholder proposals for inclusion in our proxy statement for the 2010 Annual Stockholders’ Meeting must be received by the Company on or before December 30, 2009.

     Stockholders who wish to bring business before the 2010 Annual Stockholders’ Meeting other than through inclusion in our proxy statement pursuant to the SEC’s rules must notify the Corporate Secretary of the Company in writing and provide the information required by the provision of our Bylaws dealing with stockholder proposals. The notice must be delivered to or mailed and received at the principal offices of Alaska Communications Systems not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which the Public Announcement of the date of such meeting is first made. The requirements for such notice are set forth in our Bylaws, a copy of which can be found on our website at www.alsk.com. In addition the Bylaws were filed as an exhibit to our Current Report on Form 8-K dated September 12, 2008.
Directions to the Annual Meeting
     The 2009 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. will be held on Friday, June 12, 2009, beginning at 9:00 a.m. local time, at the company’s 4th floor conference room at 600 Telephone Avenue, Anchorage, Alaska. Doors to the meeting will open at 8:45 a.m.
Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503
Phone: (907) 297-3000
Fax: (907) 297-3100
Directions to our offices at 600 Telephone Avenue:
1.	From the Airport (A), take International Airport Road East.

2.	Go approximately 1.9 miles and turn right onto the Minnesota Boulevard North ramp.

3.	Continue North on Minnesota approximately 0.5 miles and turn right at the first stoplight onto Tudor Road.

4.	Continue on Tudor Road for approximately 1.2 miles and turn left onto Denali Street.

5.	Continue on Denali Street approximately 0.4 miles and turn right onto Telephone Avenue.

6.	Alaska Communications Systems Group, Inc.’s building is on the right side at 600 Telephone Avenue (B); parking is located across the street.

ATTACHMENT A
AMENDMENT TO ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
1999 STOCK INCENTIVE PLAN
     This AMENDMENT, dated as of the date set forth by the Secretary below (“Amendment Effective Date”) of the Alaska Communications Systems Group, Inc. (the “Company”) 1999 Stock Incentive Plan, as amended (the “Plan”), hereby amends the Plan as of the Amendment Effective Date.
RECITALS
     WHEREAS, the Company has previously adopted the Plan to attract, retain, and motivate officers, employees and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives directly linked to the profitability of the Company’s businesses and increases in the Company’s shareholder value; and
     WHEREAS, Article XII of the Plan provides that the Plan shall terminate on the tenth anniversary of the Effective Date of the Plan (which will be November 17, 1999); and
     WHEREAS, the Board of Directors has determined it to be in the best interests of the Company and its stockholders to, among other matters, extend the term of the Plan and allocate a specified number of shares that shall continue to be reserved for issuance under the Plan.
     In respect of the foregoing premises, among other matters, the Plan is amended hereby as set forth in the following articles of amendment.
AMENDMENT
     Section I. Capitalized terms used without definition in this amendment to the Plan shall have the meanings set forth in the Plan.
     Section II. The following sentence shall be appended to Article II, Subsection (40), “Restricted Stock.” “Any reference to an interest in Restricted Stock subject to this Plan may, instead, be referred to where appropriate as a “Restricted Stock Unit,” wherever such term may more accurately reflect the specific character of the Award.”
     Section III. A new subsection (39.5) shall be inserted into Article II, “Definitions” of the Plan after subsection (39) and before subsection (40) thereof, as follows: “‘Section 409A Excise Tax’ means the excise tax imposed on certain non-qualified deferred compensation under Section 409A of the Code.”
     Section IV. Article III, “Administration,” shall be replaced in its entirety with the following:
     The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two independent directors, and shall be appointed by and serve at the pleasure of the Board.
     The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals.
     Among other things, the Committee shall have the authority, subject to the terms of the Plan:
          (a) To select the Eligible Individuals to whom Awards may from time to time be granted;

          (b) To determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and other stock-based awards or any combination thereof are to be granted hereunder;
          (c) To determine the number of shares of Common Stock to be covered by each Award granted hereunder;
          (d) To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Article VI (1))), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Company or any Subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine; provided, however, in no event may the Committee grant any Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, or like award, that has an exercise price less than the Fair Market Value of the Common Stock on the grant date of the Award.
          (e) To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not (i) subject to the last paragraph of Section 3, reduce the exercise price or cancel and regrant a Stock Option theretofore granted or (ii) adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith;
          (f) To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and
          (g) To determine under what circumstances an Award may be settled in cash or Common Stock under Articles VI(9), VI(10), Articles VII(2), VII(3) and Article VIII(2)(d).
     The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.
     The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the applicable rules of a stock exchange or automated quotation system, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided, however, that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, to cease to qualify for, the Section 162(m) Exemption, or incur or become subject to the imposition of Section 409A Excise Tax. Any such allocation or delegation may be revoked by the Committee at any time.
     Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.
     Section V. The first two paragraphs of Article IV, “Common Stock Subject to the Plan” shall be replaced with the following:
     The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan shall be 6,774,232 (the “Reserve”). No participant may be granted Stock Options and Freestanding Stock Appreciation Rights covering in excess of 500,000 shares allocated under the Reserve in any calendar year. In no event may any participant may be granted more than 500,000 shares of Restricted Stock,

Restricted Stock Units, or Performance Units covering in excess of 500,000 shares of Common Stock subject to the Reserve (as most recently approved by the Company’s stockholders). Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.
     Any Common Stock subject to an Award under this Plan, the Pre-Merger Plan or the ALEC Plan that is terminated unexercised, forfeited or surrendered or that expires for any reason (including, but not limited to, Common Stock tendered to exercise outstanding Stock Options or shares tendered or withheld for taxes under any Award under this Plan) shall again be available for issuance under this Plan; provided, however, that the Common Stock related to any such terminated, unexercised, forfeited, surrendered or expired Award may only be used in respect of Awards of the same type (i.e., shares related to forfeited Stock Options may be used to grant new Stock Options, forfeited Restricted Stock or Restricted Stock Units may be used to grant new Restricted Stock or Restricted Stock Units, as the case may be; provided, however, any shares of Common Stock tendered to exercise outstanding Stock Options or shares tendered or withheld for taxes under any Award under this Plan shall be deemed to have value equal to the Fair Market Value of the Common Stock on the date of surrender that would have otherwise remained outstanding but for the Company’s acceptance or withholding of such tendered or withheld securities, respectively.
     Section VI. Article XI, Subsection (2), “Definition of Change in Control,” shall be replaced in its entirety with the following:
     For purposes of the Plan, a “Change in Control” shall mean:
     (a) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or
     (b) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     Section VII. Article XII, “Term, Amendment and Termination,” shall be replaced in its entirety with the following:
     The Plan will terminate on December 31, 2012. Awards outstanding under the Plan as of such date shall not be affected or impaired by the termination of the Plan.
     The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Unit Award or other stock-based Award theretofore granted without the optionee’s or recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules; provided, however, that stockholder approval shall be required for any amendment which (i) increases the maximum number of shares for which Stock Options may be granted under the Plan (subject, however, to the provisions of Section 3 hereof), (ii) reduces the exercise price at which Awards may be granted (subject, however, to the provisions of Section 3 hereof), (iii) extends the period during which Stock Options may be granted or exercised beyond the times originally prescribed, (iv) changes the persons eligible to participate in the Plan, or (v) materially increases the benefits accruing to participants under the Plan.
     Subject to the re-pricing restrictions in Article III(5)(a), the Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall be permitted that would cause an Award that is, or is intended to be, a Qualified Performance-Based Award to fail or cease to qualify for the Section 162(m) Exemption or cause the Award to incur Section 409A Excise Tax, nor shall any such amendment impair the rights of any holder without the holder’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange or automated quotation system rules or accounting rules.
     Subject to the above provisions, the Board shall have the authority to amend the Plan to take into account changes in law and in tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.
     Section VIII. Except as amended hereby, the Plan, as previously amended prior to the Amendment Effective Date, remains in full force and effect.

ATTACHMENT B
AMENDMENT TO ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
1999 EMPLOYEE STOCK PURCHASE PLAN
     This AMENDMENT, dated as of the date set forth by the Secretary below (“Amendment Effective Date”) of the Alaska Communications Systems Group, Inc. (the “Company”) 1999 Employee Stock Purchase Plan, as amended to date (the “Plan”), hereby amends the Plan as of the Amendment Effective Date.
RECITALS
     WHEREAS, the Company has previously adopted the Plan, which is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the Section 23 of the Plan provides that the Plan shall terminate on December 31, 2009; and
     WHEREAS, the Board of Directors has determined it to be in the best interests of the Company and its stockholders to, among other matters, extend the term of the Plan and allocate a specified number of shares that shall continue to be reserved for issuance under the Plan.
     In respect of the foregoing premises, among other matters, the Plan is amended hereby as set forth in the following articles of amendment.
AMENDMENT
     ARTICLE I. Capitalized terms used without definition in this amendment to the Plan shall have the meanings set forth in the Plan.
     ARTICLE II. Section 2, Stock Subject to the Plan,” is hereby replaced in its entirety as follows:
     A total of 251,912 shares of the Common Stock will be available for issuance under this Plan. Such number shall be subject to adjustments effected in accordance with Section 16 of this Plan. Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by means of exercise of the Option), including, without limitation, in connection with the cancellation or termination of an Option, shall again be available for issuance in connection with future grants of Options under this Plan.
     ARTICLE III. The last paragraph in Section 11(b) is hereby replaced in its entirety as follows:
     Subject to the limitations of Section 423 of the Code, and notwithstanding the foregoing, the Committee may from time to time determine that a different maximum number of shares may be purchased on any given Purchase Date in lieu of the maximum amounts described above in this Section 11(b), in which case the number of shares which may be purchased by any employee on such Purchase Date may not exceed such different limitation; provided, that any change made by the Committee pursuant to this sentence shall only be effective for Offering Periods that begin at least 30 days after the change is announced to eligible employees and that such change is subject to Section 11(e) below.
     Section 11 (e) is added as follows: “Subject to the limitation of Section 423 of the Code herein described in Section 11(b), the number of shares which may be purchased by an individual shall not exceed the lower of 10,000 shares per Offering Period or the $25,000 per calendar year limitation set forth in Section 11(b) above.
     ARTICLE IV. Section 23, Termination of the Plan,” is hereby replaced in its entirety as follows:
     The Board may suspend or terminate this Plan at any time. Upon a suspension or termination of the Plan while an Offering Period is in progress, the Committee shall either shorten such Offering Period by setting a new

B-1

Purchase Date before the date of such suspension or termination of the Plan or shall return the accumulated payroll deductions of all participants as if they had all withdrawn before the Withdrawal Deadline for such Offering Period, as set forth in Section 15. Unless this Plan shall have been previously terminated by the Board, this Plan shall terminate on, and no Options shall be granted after, December 31, 2012. No Options shall be granted during any period of suspension of this Plan.
     ARTICLE V. Except as amended hereby, the Plan, as previously amended prior to the Amendment Effective Date, remains in full force and effect.

B-2

ATTACHMENT C
AMENDMENT TO ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
1999 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN
     This AMENDMENT, dated as of the date set forth by the Secretary below (“Amendment Effective Date”) of the Alaska Communications Systems Group, Inc. (the “Company”) 1999 Non-Employee Director Stock Compensation Plan, as amended (the “Plan”), hereby amends the Plan as of the Amendment Effective Date.
RECITALS
     WHEREAS, the Company has previously adopted the Plan to promote a greater identity of interests between the Company’s non-employee directors and its stockholders and attract and retain directors by affording them an opportunity to share in the future successes of the Company;
     WHEREAS, the Section 13 of the Plan provides that the Plan shall terminate on the tenth anniversary of the Effective Date of the Plan (which will be on November 17, 2009); and
     WHEREAS, the Board of Directors has determined it to be in the best interests of the Company and its stockholders to, among other matters, extend the term of the Plan and allocate a specified number of shares that shall continue to be reserved for issuance under the Plan.
     In respect of the foregoing premises, among other matters, the Plan is amended hereby as set forth in the following articles of amendment.
AMENDMENT
     ARTICLE I. Capitalized terms used without definition in this amendment to the Plan shall have the meanings set forth in the Plan.
     ARTICLE II. Section 4, “Shares Subject to the Plan,” is hereby replaced in its entirety with the following:
     The maximum number of shares of Common Stock which shall be reserved and available for use under the Plan shall be 252,314, subject to adjustment pursuant to Section 11 hereunder. The shares issued under the Plan may be authorized and unissued shares or may be treasury shares or both.
     ARTICLE III. Section 13, “Duration of Plan,” is hereby replaced in its entirety with the following:
     Unless earlier terminated pursuant to Section 9 hereof, this Plan shall automatically terminate on, and no grants, awards or elections may be made after December 31, 2012, other than the receipt of Common Stock under Section 6 for Fees earned prior to such date and the payment of Share Accounts and Cash Accounts under Section 7 for shares of Common Stock and cash, as applicable, deferred prior to such date.
     ARTICLE IV. Except as amended hereby, the Plan, as previously amended prior to the Amendment Effective Date, remains in full force and effect.

C-1

ANNUAL MEETING OF ALASKA COMMUNICATIONS SYSTEMS Date: June 12, 2009 Time: 9:00 A.M. (Alaska Daylight Time) Place: 600 Telephone Avenue, 4th Floor; Anchorage, Alaska 99503 See Voting Instruction on Reverse Side. Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1 through 5. 1: To elect eight directors for one-year terms expiring at the 2010 Annual Meeting. The nominees are: 01) Liane Pelletier 05) Edward J. Hayes, Jr. 02) Brian Rogers 06) Annette Jacobs 03) John M. Egan 07) David Southwell 04) Gary R. Donahee 08) Peter D. Ley Vote For Withhold Vote *Vote For All Nominees From All Nominees All Except *INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right. Directors Recommend For Against Abstain 2: To approve an amendment to our 1999 Stock Incentive For Plan extending the term of the plan to December 31, 2012, allocating an additional 3,500,000 shares to the plan, among other changes..
3: To approve an amendment to our 1999 Employee Stock For Purchase Plan to extend the term of the plan to Decem-ber 31, 2012 and reduce the shares allocated under the plan by 500,000.
4: To approve an amendment to our 1999 Non-Employee For Directors Stock Compensation Plan to extend the term of the plan to December 31, 2012 and increase the shares allocated under the plan by 150,000.
5: To ratify the appointment of KPMG LLP as the For company’s independent auditors for the year ending December 31, 2009.
To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures — This section must be completed for your Instructions to be executed.
Please Sign Here Please Date Above
Please Sign Here Please Date Above (Joint Owners)
Please sign exactly as your name(s) appears on your stock certifi cate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized offi cer signing the proxy. Annual Meeting of Alaska Communications Systems to be held on Friday, June 12, 2009 for Holders as of April 21, 2009 VOTED BY: INTERNET TELEPHONE Go To 866-390-5401 www.proxypush.com/alsk · Use any touch-tone telephone. • Cast your vote online. OR · Have your Voting Instruction Form ready. · View Meeting Documents. · Follow the simple recorded instructions. MAIL OR • Mark, sign and date your Voting Instruction Form. · Detach your Voting Instruction Form. · Return your Voting Instruction Form in the postage-paid envelope provided. All proxies must be received by 5:00 P.M., Eastern Time, June 11, 2009. PROXY TABULATOR FOR ALASKA COMMUNICATIONS SYSTEMS P.O. Box 8016 Cary, NC 27512-9903 EVENT # CLIENT # OFFICE # Please separate carefully at the perforation and return just this portion in the envelope provided.

Revocable Proxy — Alaska Communications Systems Annual Meeting of Stockholders on June 12, 2009 beginning at 9:00 a.m. (Alaska Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors. The undersigned hereby appoints Leonard Steinberg, Vice President, General Counsel and Secretary, David Wilson, Executive Vice President and CFO, and Laurie Butcher, Vice President, Finance and Controller, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Alaska Communications Systems (the “Company”) on June 12, 2009, and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following: The shares represented by this proxy will be voted as specifi ed on the reverse side, but if no specifi cation is made, this proxy will be voted as recommended by the company’s board of directors. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby. Please separate carefully at the perforation and return just this portion in the envelope provided.